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                         COOK INLET/VOICESTREAM PCS, LLC



                       LIMITED LIABILITY COMPANY AGREEMENT




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                       TABLE OF CONTENTS

                                                                                           PAGE
                                                                                           ----
Article I      Definitions...................................................................1

Article II     Organization and Purpose......................................................8
        2.1    Organization..................................................................8
        2.2    Name of the Company...........................................................8
        2.3    Purpose.......................................................................8
        2.4    Term..........................................................................8
        2.5    Principal Office..............................................................8
        2.6    Registered Agent..............................................................8
        2.7    Members.......................................................................8
        2.8    Actions by Company............................................................9

Article III    Capital.......................................................................9
        3.1    Initial Capital Contributions.................................................9
        3.2    Additional Capital Contributions..............................................9
        3.3    No Interest on Capital Contributions..........................................9
        3.4    Return of Capital Contributions...............................................9
        3.5    Form of Return of Capital.....................................................9
        3.6    Capital Accounts..............................................................9
        4.2    Credits to Capital Accounts...................................................9
        4.3    Charges to Capital Accounts..................................................10
        4.4    Special Rules for Maintaining Capital Accounts...............................10

Article IV     Allocations and Distributions................................................11
        4.1    Allocation of Profits and Losses.............................................11
        4.2    Distributions................................................................12
        4.3    Special Allocations..........................................................12
               4.3.1  Minimum Gain..........................................................12
               4.3.2  Qualified Income Offset...............................................13
               4.3.3  Nonrecourse Deductions................................................13
               4.3.4  Member Nonrecourse Deductions.........................................13
               4.3.5  Curative Allocation...................................................13
               4.3.6  Overriding Allocation.................................................14
        4.4    Tax Allocations..............................................................14
               4.4.1  Tax Allocations Follow Book Allocations...............................14
               4.4.2  Contributed Property and Book-ups.....................................14
               4.4.3  Election Under Section 754 of the Code................................14
               4.4.4  Guaranteed Payments...................................................15
               4.4.5  Recapture.............................................................15
        4.5    Withholding Obligations......................................................15
        4.6    General......................................................................16


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
Article V      Management...................................................................16
        5.1    Manager......................................................................16
               5.1.1  In General............................................................16
               5.1.2  Specific Rights and Powers............................................17
               5.1.3  Limitation of Authority of Manager....................................18
               5.1.4  Affirmative Voting Obligations........................................18
               5.1.5  Appointment of Manager................................................20
        5.2    Meetings of and Voting by Members............................................20
        5.3    Duty of Care, Indemnification................................................21
        5.4    Technical Services Agreement.................................................22
        5.5    Trademark License Agreement..................................................23
        5.6    Time Devoted to Company......................................................23
        5.7    Covenant Not to Compete......................................................23
        5.8    Fees and Expenses............................................................23
        5.9    Contracts With Members or Their Affiliates...................................24
        5.10   Annual Budget................................................................25
        5.11   Operating Officer............................................................25
        5.12   No Participation in Management; No Authority.................................25

Article VI     Admissions and Transfers.....................................................25
        6.1    Admission of Additional Members..............................................25
        6.2    Transfer of Members' Interest................................................26
        6.3    Involuntary Transfer.........................................................28
        6.4    Admission of Transferees as Members..........................................28
        6.5    Tag-Along Rights.............................................................30
               6.5.1  Trigger for Tag-Along Rights..........................................30
               6.5.2  Tag-Along Notice......................................................30
               6.5.3  Identical Terms.......................................................30
               6.5.4  Notice of Sale........................................................30
               6.5.5  Waiver of Inclusion Election..........................................30
               6.5.6  Termination of 90-Day or 30-Day Period................................31
               6.5.7  Permitted Transfers; Excluded Transfers...............................31

Article VII    Sale of All or Substantially All of the Assets of the Company................31
        7.1    Right to Initiate Sale of Assets.............................................31
        7.2    Right of First Refusal.......................................................31
        7.3    Sale of Assets by Auction....................................................32
        7.4    Payment for Assets by VoiceStream............................................33
        7.5    Purchase Price; Structure....................................................34

Article VIII   Dissolution and Liquidation..................................................34
        8.1    Dissolution..................................................................34
        8.2    Event of Withdrawal..........................................................35
        8.3    Dissolution and Termination..................................................35
        8.4    Winding Up and Distribution of Assets........................................36

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
Article IX     Accounting; Books and Records................................................37
        9.1    Books and Records............................................................37
        9.2    Manager's Reports to Members.................................................37
        9.3    Right to Examine Records.....................................................37
        9.4    Tax Matters Member...........................................................37
        9.5    Tax Elections................................................................38

Article X      Dispute Resolution...........................................................38
        10.1   Arbitration of Disputes......................................................38
        10.2   Selection of Arbitrators.....................................................38
        10.3   Rules of the Arbitration.....................................................39
        10.4   Injunctive Relief............................................................39
        10.5   No Punitive or Exemplary Damages.............................................39
        10.6   Discovery and Conduct of Arbitration.........................................39
        10.7   Prehearing Motions...........................................................39
        10.8   Costs........................................................................39
        10.9   Execution of Judgments.......................................................40
        10.10  Waiver as to Jurisdiction....................................................40

Article XI     Exchange Rights..............................................................40
        11.1   Grant of Exchange Rights.....................................................40
        11.2   Exchange Rights..............................................................40
        11.3   Increase or Combination of VWC or WWC Common Stock...........................42
        11.4   Reorganization, Reclassification, Consolidation, Merger of Sale..............43
        11.5   Recapture of Bidding Credits and Acceleration of FCC Obligations.............45
        11.6   Representations and Warranties...............................................45
        11.7   Restriction on Sale of VWC Securities........................................46
        11.8   Inability to Provide an Exchange.............................................46

Article XII    General Provisions...........................................................46
        12.1   Amendment of Agreement.......................................................46
        12.2   Special Power-of-Attorney....................................................47
        12.3   Notices......................................................................48
        12.4   Agreement Binding Upon Successors and Assigns................................49
        12.5   Governing Law................................................................49
        12.6   Consents.....................................................................49
        12.7   Legends......................................................................49
        12.8   Entire Agreement.............................................................49
        12.9   Counterparts.................................................................49
        12.10  Severability.................................................................49
        12.11  Intended Compliance; Savings Clause..........................................49
        12.12  Liability of Limited to Assets...............................................50



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LIST OF EXHIBITS

Exhibit A      Members of Cook Inlet/VoiceStream PCS, LLC, February 11, 1999
Exhibit B      Certificate of Formation of Cook Inlet/VoiceStream PCS, LLC
Exhibit C      Initial Budget
Exhibit D      Form of Registration Rights Agreement


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                             INDEX OF DEFINED TERMS

TERM                            PAGE DEFINED
----                            ------------
AAA.......................................38
Act........................................1
Action....................................21
Adjusted Capital Account Deficit...........2
Affiliate..................................2
Agreement..................................1
Appraised Value............................2
Approved Acquisitions.....................44
Approved Certified Public Accountant.......3
Asset Registration Statement..............33
Auction.................................1, 3
Bidding Protocol...........................3
BTA........................................1
Capital Account............................3
Capital Contribution.......................3
Cash Available for Distribution............3
Cash Consideration........................43
Cash Election.............................44
Certificate of Formation...................4
Claims....................................21
Class A Member.............................4
Class B Member.............................4
Code.......................................4
Company....................................1
controls...................................2
Cook Inlet.................................1
Designated Market.........................23
Exchange...............................4, 40
Exchange Date..............................4
Echange Notice............................41
Echange Period.........................4, 41
Exchange Rights............................4
FCC.....................................1, 4
FCC Rules..................................5
Financing Benefits.........................5
Fiscal Year................................5
Guaranteed Rate...........................43
Historical Financial Statements...........45
Inclusion Election.....................5, 30
Indemnitee................................21
Initial Budget.............................5
Interest...................................5
Interest Holder............................5
Involuntary Withdrawal.....................5
is controlled by...........................2
is under common control with...............2
Issuance Date..............................5
Licenses...................................1
Listed Transactions.......................44
Loss.......................................7
Manager....................................5
Member.....................................5
Member Minimum Gain........................5
Member Nonrecourse Deductions..............5
Members....................................5
Minimum Gain...............................6
Negative Capital Account...................6
New Company...............................41
NMS.......................................33
Non-cash Consideration....................44
Nonrecourse Deductions.....................6
Nonrecourse Liability......................6
NYSE......................................33
Organic Change.............................6
Outside Delivery Date.....................42
PCS........................................1
PCS Systems................................6
Percentage.................................6
Percentages................................6
Person.....................................6
Positive Capital Account...................7
Profit.....................................7
Qualified Appraiser........................7
Regulation.................................7
Regulations................................7
Required Legal Opinion....................26
Rules.....................................39
Secretary..................................7
Securities Act............................33
Selling Member.........................7, 30
Spin-Off..................................46

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
Successor..............................7, 28
Successor Entity..........................43
Tag-Along Interests....................7, 30
Tag-Along Notice.......................8, 30
Tax Matters Member........................37
Third Party................................8
Very Small Business........................5
VoiceStream................................1
VWC........................................1
VWC Common Stock...........................8
WWC........................................1
WWC Common Stock...........................8

                         COOK INLET/VOICESTREAM PCS, LLC

                       LIMITED LIABILITY COMPANY AGREEMENT


        THIS LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement") is made as of the 11th day of February, 1999, by and between COOK INLET GSM, INC., a Delaware corporation ("Cook Inlet" ), and WESTERN PCS BTA I CORPORATION, a Delaware corporation ("VoiceStream" ), which is a wholly-owned indirect subsidiary of VoiceStream Wireless Corporation ("VWC"). Also made parties hereto for certain purposes are VWC and Western Wireless Corporation, a Washington Corporation ("WWC").

                                    RECITALS

        A. The Federal Communications Commission (the "FCC" ) has announced that it will conduct a new auction (the "Auction" ) for the issuance by the FCC, in certain markets, of Personal Communications Services ("PCS" ) licenses (the "Licenses" ) to provide radio telecommunications services using either 15 MHz or 30 MHz of spectrum in the 30 MHz band of spectrum in the "C" block (1895-1910 MHz/1975-1990 MHz) and the 10 MHz band of spectrum in the "F" block (1890-1895 MHz/1970-1975 MHz) in various Basic Trading Areas, as designated by the FCC ("BTAs").

        B. Cook Inlet and VoiceStream desire to form a new limited liability company (the "Company") that will apply to the FCC for the right to participate in the Auction and, at the election of the Members hereof, in any subsequent auction or reauction of licenses of "C" block or "F" block spectrum and to bid for and acquire Licenses. The Company may also, at the election of the Members hereof, acquire from third parties PCS systems that operate using, and/or Licenses of, "C" block or "F" block spectrum or such Licenses themselves.

        C. The parties desire for the Company to operate all of the PCS systems acquired from third parties or developed in connection with any acquired Licenses.

                                    AGREEMENT

        NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties, intending legally to be bound, agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

        The following capitalized terms shall have the meaning specified in this
Article I. Other terms are defined in the text of this Agreement, and throughout this Agreement those terms shall have the meanings respectively ascribed to them:

        "Act" means the Delaware Limited Liability Company Act, as amended from time to time.

        "Adjusted Capital Account Deficit" means, with respect to any Interest Holder, the deficit balance, if any, in the Interest Holder's Capital Account as of the end of the relevant taxable year, after giving effect to the following adjustments:

        (i) the Capital Account shall be credited with the amounts which the Interest Holder is deemed obligated to restore pursuant to the penultimate sentences of Regulation Sections 1.704-2(g)(1) and (i)(5) (i.e., the Interest Holder's share of Minimum Gain and Member Minimum Gain); and

        (ii) the Capital Account shall be debited with the items described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

        The foregoing definition of Adjusted Capital Account Deficit is intended to comply with Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

        "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, alone or through one or more intermediaries, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term "controls," "is controlled by," or "is under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the control of voting interests, by contract or otherwise.

        "Appraised Value" means, with respect to any assets of the Company or an Interest, the fair market value of such assets or Interest as determined in accordance with the appraisal procedures set forth herein, which determination shall be made as if such assets or Interest are unencumbered by any rights or obligations of any party hereto or under any of the agreements executed in connection herewith. Upon the right of, or exercise of an option by, a Person to purchase Company assets or Interests at Appraised Value, the buyer and seller thereof shall each appoint a Qualified Appraiser. Within thirty (30) days of their appointment, the two appraisers shall meet to discuss their preliminary findings, and, within forty-five (45) days of their appointment, they shall have made their final valuations. If the higher of the two appraised values is not more than 110% of the lower of the two appraised values, then Appraised Value shall equal the average of the two appraised values. If the higher of the two appraised values is greater than 110% of the lower of the two appraised values, then the two appraisers shall appoint a third Qualified Appraiser, who shall make its valuation determination within thirty (30) days of its appointment. In such a case, Appraised Value shall equal either (a) the valuation as determined by the third appraiser, but only if such appraised valuation is greater than (i) the lower of the first two appraisal amounts plus one-third (1/3) of the difference between the first two appraisal amounts, and is less than (ii) the higher of the first two appraisal amounts minus one-third (1/3) of the difference between the first two appraisal amounts, or (b) the average of the third appraisal amount and the appraisal amount of the first two appraisal amounts that is the closest (higher or lower) to that third appraisal amount, but only if the third appraisal amount is not within the range set forth in clause (a) above. In determining appraisal amounts, the Qualified Appraisers shall value the Company as a going concern, but not less than the fair market value of the Company's assets reduced by the full amount of its liabilities, and shall consider the sale prices of comparable businesses, if available. The appraiser shall apply its standard valuation policies and procedures, but shall take into account all necessary factors that may affect the value of the Company, including, without limitation, the following: (i) general economic conditions; (ii) the state of, and any foreseeable changes in, the telecommunications industry; (iii) the Company's past performance; and (iv) its current projections. The Company's appraised value shall not be decreased or discounted for any lack of marketability of the Interests or, if applicable, that the relevant underlying Interests of the Company represent a minority interest.

        "Approved Certified Public Accountant" means Arthur Andersen, L.L.P., unless a new firm of certified public accountants is appointed by the Manager; provided, however, that approved certified public accounting firms are limited to one of Deloitte & Touche, L.L.P., Arthur Andersen, L.L.P., PricewaterhouseCoopers, L.L.P., Ernst & Young, L.L.P., or KMPG Peat Marwick, L.L.P.

        "Auction" means the auction conducted by the FCC described in the Recitals to this Agreement.

        "Bidding Protocol" means the initial Bidding Protocol for the Auction as agreed to by unanimous vote of the Class A Member and Class B Member, as the same shall be amended from time to time by unanimous vote of the Class A Member and Class B Member.

        "Capital Account" means the account to be maintained by the Company for each Interest Holder in accordance with the provisions of Article III.

        "Capital Contribution" means the total amount of cash and the fair market value of any other assets contributed to the Company by a Member, net of liabilities assumed by the Company or to which the assets are subject.

        "Cash Available for Distribution" means cash funds of the Company in excess of amounts reasonably required for the repayment of Company borrowings (including loans made to the Company by the Members), interest thereon, other liabilities and expenses, capital expenditures, working capital and the maintenance or restoration of reserves that the Manager deems reasonably necessary or advisable for the proper operation of the business of the Company. Cash Available for Distribution includes the Company's net cash flow, irrespective of the source of the cash flow, and refers to net cash flow from operations as well as net cash proceeds of all sales, exchanges, dispositions, and financings or other extraordinary Company events, but shall exclude capital contributions.




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

        "Certificate of Formation" means the certificate of formation of the Company, as attached hereto as Exhibit B.

        "Class A Member" means Cook Inlet or its successor or permitted assigns admitted as Members hereunder.

        "Class B Member" means VoiceStream or its successors or permitted assigns admitted as Members hereunder.

        "Code" means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

        "Exchange" means an exchange of ownership rights and Interest in the Company for shares of VWC Common Stock, or in certain specified circumstances WWC Common Stock, pursuant to the Exchange Rights described in Article XI.

        "Exchange Date" means the date that is five (5) years from the date on which the Company is initially granted Licenses that it wins in the Auction, the winning bids for which equal in the aggregate eighty percent (80%) of the total dollar value of its winning bids in the Auction; provided, the Exchange Date will be automatically delayed 180 days if during such 180-day period the five
(5) year anniversary of the initial issuance of any additional Licenses won at the Auction will take place; provided further that in the event that the FCC Rules are amended such that License forfeiture and/or violation of the C and F block eligibility requirements (as defined by the FCC Rules) would not occur as a result of the Exchange occurring sooner than five (5) years after the date of the initial License grant, then the Exchange Date shall be advanced to that earliest date that the Exchange may take place without violation of the FCC Rules. VoiceStream must provide a legal opinion from outside counsel to VoiceStream addressed to the Company which counsel and opinion shall be acceptable to Cook Inlet and the Company opining that an Exchange on the earlier Exchange Date (such new Exchange Date to be set forth in such legal opinion) would not result in License forfeiture and/or violation of the C and F block eligibility requirements.

        "Exchange Period"  shall have the meaning set forth at Section 11.2.3.

        "Exchange Rights" means the right to exchange an Interest in the Company for shares of VWC Common Stock, or in certain specified circumstances WWC Common Stock, in accordance with the provisions of Article XI.

        "FCC" means the Federal Communications Commission or any successor agency.

        "FCC Rules" means the requirements or prohibitions contained at the relevant time in all applicable laws (including the Communications Act of 1934, as amended through such time), rules, regulations (including title 47 of the Code of Federal Regulations), policies and orders of the FCC or any other relevant governmental agency related to grant of the Licenses and operation of the PCS Systems.

        "Financing Benefits" means those bidding credits against the cost of the winning bids available in connection with the FCC's auctioning of the Licenses to entities qualifying as a "Very Small Business" as such term is defined in the FCC Rules governing the Licenses.

        "Fiscal Year" means the period that commences on the date that the Certificate of Formation is filed with the Secretary and ends on December 31, 1999, and thereafter the periods commencing on January 1 of each year and ending on December 31 of that year.

        "Inclusion Election"  has the meaning set forth at Section 6.5.2.

        "Initial Budget" means the initial budget of the Company, as approved by the Members and attached hereto as Exhibit C.

        "Interest" means a Person's share of the profits and losses of, and the right to receive distributions from, the Company.

        "Interest Holder" means any Person who holds an Interest, whether as a Member or an unadmitted assignee of a Member.

        "Issuance Date" means the date that the FCC issues to the Company the first License awarded to the Company under the Auction.

        "Involuntary Withdrawal" of a Member shall mean the death, retirement, resignation, expulsion or bankruptcy of such Member and any other event which terminates the continued membership of such Member in the Company.

        "Manager" means the Class A Member appointed as such by the Class A Members holding a majority of the Percentages owned by all Class A Members. The Manager shall be the "manager" of the Company within the meaning of Section 18-101(10) of the Act. Cook Inlet shall be the initial Manager of the Company. The parties agree that at all times that Cook Inlet or an Affiliate thereof is a Class A Member, Cook Inlet or an Affiliate thereof shall be the Manager of the Company.

        "Member" means each Person signing this Agreement, including the Manager, and any Person who subsequently is admitted as a member of the Company. "Members" is the plural of Member. Upon execution hereof as of February 11, 1999, the Members are Cook Inlet, as the Class A Member, and VoiceStream as the Class B Member.

        "Member Minimum Gain" has the meaning and shall be determined as set forth in Regulation Section 1.704-2(i) for "partner nonrecourse debt minimum gain."

        "Member Nonrecourse Deductions" has the meaning and shall be determined as set forth in Regulation Section 1.704-2(i) for "partner nonrecourse deductions."

        "Minimum Gain" has the meaning and shall be determined as set forth in Regulation Sections 1.704-2(b)(2) and 1.704-2(d) for "partnership minimum gain."

        "Negative Capital Account" means a Capital Account with a balance of less than zero.

        "Nonrecourse Deductions" has the meaning set forth in Regulation Section 1.704-2(b)(1).

        "Nonrecourse Liability" has the meaning set forth in Regulation Sections 1.704-2(b)(3) and 1.752-1(a)(2).

        "Organic Change" means with respect to a Person, any recapitalization, reorganization, reclassification, spin-off, split-off, extraordinary dividend or distribution, consolidation or merger with another Person of such Person, or any successor(s) thereto, or sale of all or substantially all, in any or a series of transactions, of the assets or stock of such Person, or any successor(s) thereto, to another Person, or other transaction involving such Person, or any successor(s) thereto, which is effected in such a manner that holders of such Person's common stock, or of stock or other interests in any of the respective successors to such Person, as the case may be, are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets or other consideration with respect to or in exchange for such stock or interests. In addition to the foregoing, Organic Change will mean any transaction, or series of transactions, occurring after the effective date of the Spin-off, the result of which is (a) with respect to VWC, that the total number of shares of VWC Common Stock outstanding is less than twenty percent (20%) of the total number of shares of VWC Common Stock outstanding at the effective date of the Spin-Off, and (b) with respect to another Person, that the total number of shares of common stock of such other Person outstanding is less than twenty percent (20%) of the total number of shares of common stock outstanding prior to the consummation of such transaction(s).

        "PCS Systems" means wireless PCS systems using the "C" block and "F" block spectrum licensed by the FCC, specifically including the wireless communications systems developed, purchased or operated by the Company in connection with any acquired Licenses.

        "Percentage" means, as to a Member, the percentage set forth after the Member's name on Exhibit A, as amended from time to time, and as to an Interest Holder who is not a Member, the Percentage acquired by such Interest Holder from a Member or Interest Holder, to the extent the acquiring Interest Holder has succeeded to that Interest. "Percentages" is the plural of Percentage.

        "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

        "Positive Capital Account" means a Capital Account with a balance of zero or greater.

        "Profit" and "Loss" means, for each taxable year of the Company (or other period for which Profit or Loss must be computed), the Company's taxable income or loss determined in accordance with Section 703(a) of the Code, with the following adjustments:

        (i) all items of income, gain, loss, deduction, or credit required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included; and

        (ii) any tax-exempt income of the Company, not otherwise taken into account in computing Profit or Loss, shall be included; and

        (iii) any expenditures of the Company described in Section 705(a)(2)(B) of the Code (or treated as such pursuant to Regulation Section
1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profit or Loss, shall be subtracted; and

        (iv) gain or loss resulting from any taxable disposition of Company property shall be computed by reference to the adjusted book value of the property disposed of, notwithstanding the fact that the adjusted book value differs from the adjusted basis of the property for federal income tax purposes; and

        (v) in lieu of the depreciation, amortization, or cost recovery deductions allowable in computing taxable income or loss, there shall be taken into account the depreciation or amortization computed for book purposes; and

        (vi) notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 4.3 hereof shall not be taken into account.

        "Qualified Appraiser" means a Person who is experienced in making appraisals of companies in the cellular telecommunications industry and assets used in the operations thereof.

        "Regulation" or "Regulations" means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

        "Secretary"  means the Secretary of State of Delaware.

        "Selling Member"  has the meaning set forth in Section 6.5.1.

        "Successor"  has the meaning set forth in Section 6.2.7.

        "Tag-Along Interests"  has the meaning set forth at Section 6.5.2.




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

        "Tag-Along Notice"  has the meaning set forth at Section 6.5.2.

        "Third Party" means any Person or Persons not a party to this Agreement.

        "VWC Common Stock" means the common stock, $0.001 par value, of VWC.

        "WWC Common Stock" means the Class A common stock, no par value, of WWC.

                                   ARTICLE II
                            ORGANIZATION AND PURPOSE

        2.1 Organization. The Members shall organize a limited liability company pursuant to the Act and the provisions of this Agreement and, for that purpose, shall cause the Certificate of Formation, in the form attached as Exhibit B, to be executed and filed for record with the Secretary.

        2.2 Name of the Company. The name of the Company shall be "COOK INLET/VOICESTREAM PCS, LLC". The Company may do business under that name and under any other name or names which the Manager selects. If the Company does business under a name other than that set forth in its Certificate of Formation, then the Company shall file an assumed business name notice as required by law.

        2.3 Purpose. The Company is organized to bid on Licenses at the Auction, to acquire and own Licenses, to acquire and own PCS Systems, and to develop, operate and manage the PCS Systems acquired or developed in connection with any Licenses, and engage in activities incidental thereto. The Company may also undertake any other lawful activity authorized by the unanimous vote of the Class A Member and the Class B Member.

        2.4 Term. The term of the Company shall begin upon the acceptance of the Certificate of Formation by the Secretary and shall continue until January 31, 2029, unless its existence is sooner terminated pursuant to Article VIII of this Agreement or the mandatory provisions of the Act.

        2.5 Principal Office. The principal office of the Company shall be in the state of Alaska and shall be located at 2525 "C" Street, Anchorage, Alaska 99503, or at any other place that the Manager selects.

        2.6 Registered Agent. The name and address of the Company's registered agent in the state of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware.

        2.7 Members. The name, present mailing address, taxpayer identification number, and Percentage of each of the Members are set forth on Exhibit A, which shall be amended from time to time to reflect any changes in the Members or Percentages of the Members.

        2.8 Actions by Company. The Company may execute, deliver and perform all contracts, agreements and other undertakings and engage in all activities and transactions as may be necessary or advisable in the opinion of the Manager to carry out the foregoing objectives and purposes.

                                   ARTICLE III
                                     CAPITAL

        3.1 Initial Capital Contributions. Upon and after the execution of this Agreement, each Member shall contribute to the Company cash in the amounts set forth for such Member on Exhibit A.

        3.2 Additional Capital Contributions. No Member shall be obligated, nor shall any Member have a right, to contribute any additional capital to the Company, other than as specified on Exhibit A, and no Member shall have any personal liability for any obligation of the Company.

        3.3 No Interest on Capital Contributions. Interest Holders shall not be paid interest on their Capital Contributions.

        3.4 Return of Capital Contributions. Except as otherwise provided in this Agreement or on Exhibit A, no Interest Holder shall have the right to receive any return of any Capital Contribution.

        3.5 Form of Return of Capital. If an Interest Holder is entitled to receive a return of a Capital Contribution, the Interest Holder shall not have the right to receive anything but cash in return of the Interest Holder's Capital Contribution.

        3.6 Capital Accounts. The Company shall maintain a Capital Account for each Member in accordance with the principles set forth in the Treasury Regulations promulgated under Section 704(b) of the Code. Each Member's Capital Account shall have an initial balance equal to such Member's initial contributions to the capital of the Company.

        3.7 Credits to Capital Accounts. Each Member's Capital Account shall be credited with:

               3.7.1 the amount of any additional capital contribution made by such Member;

               3.7.2 the amount of any Profits or gain (or items thereof) allocated to such Member, including items of income or gain specially allocated pursuant to Article IV;

               3.7.3 the amount, if any, of any Company liabilities that are assumed by such

Member, other than liabilities that are secured by any Company property distributed to such Member by the Company, as provided in Treasury Regulation
Section 1.704-1(b)(2)(iv)(c)(1); and

               3.7.4..the fair market value of property contributed to the capital of the Company by such Member (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Code Section 752).

        3.8 Charges to Capital Accounts. Each Member's Capital Account shall be charged with:

               3.8.1 the amount of cash distributed to such Member by the Company;

               3.8.2 the amount of any Losses or deduction (or items thereof) allocated to such Member, including items of loss or deduction specially allocated pursuant to Article IV;

               3.8.3 the fair market value of the property distributed to such Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Code Section
752) (in accordance with Regulations Section 1.704-1(b)(2)(iv)(e), immediately prior to any such distribution, the Capital Accounts of the Members shall first be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not previously been reflected in the Capital Accounts of the Members) would be allocated among the Members if there were a taxable disposition of such property for the fair market value of such property (taking Code Section 7701(g) into account) on the date of distribution); and

               3.8.4 the amount of individual liabilities of such Member that are assumed by the Company other than liabilities secured by property contributed by such Member to the Company as provided in Treasury Regulation
Section 1.704-(b)(2)(iv)(c)(2).

        3.9    Special Rules for Maintaining Capital Accounts.

               3.9.1 Notwithstanding any other provision in this Article III or elsewhere in this Agreement, each Member's Capital Account shall be maintained and adjusted in accordance with the Code and the Regulations, including Regulations Sections 1.704-1(b) and 1.704-2. It is intended that appropriate adjustments shall thereby be made to Capital Accounts to give effect to any income, gain, loss or deduction (or items thereof) that is allocated pursuant to this Agreement. Each Member's Capital Account shall include that of any predecessor holders of the Company interest of such Member. In the event that the Manager shall determine that it is prudent to modify the manner in which Capital Accounts, or any additions or subtractions thereto (including, without limitation, adjustments relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or the Members), are computed in order to comply with such Regulations, the Manager shall be entitled to make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Member pursuant to Section 8.4 upon dissolution of the Company. The Manager shall also make (i) any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company's balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) any appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b) or
Section 1.704-2.

               3.9.2 The Manager in its discretion may increase or decrease the Capital Accounts of the Members to reflect a revaluation of Company property on the Company's books and records, but only in accordance with the rules set forth in Regulations Section 1.704-1(b)(2)(iv)(f). Following any such revaluation, the Members' Capital Accounts shall be adjusted in accordance with Regulations
Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization, and gain or loss as computed for book purposes with respect to such property.

                                   ARTICLE IV
                          ALLOCATIONS AND DISTRIBUTIONS

        4.1 Allocation of Profits and Losses.

               4.1.1 Profits and Losses of the Company shall be determined and allocated with respect to each Fiscal Year of the Company as of the end of each such year. Subject to the other provisions of this Agreement, an allocation to an Interest Holder of a share of Profits or Losses shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Profits or Losses.

               4.1.2 After giving effect to the special allocations set forth in Section 4.3, Profits for any Fiscal Year shall be allocated in the following order and priority:

                       4.1.2.1 First, one hundred percent (100%) to the Interest Holders in proportion to and to the extent of the excess, if any, of (x) the cumulative Losses allocated pursuant to such Interest Holders (or their predecessors in interest) pursuant to Section 4.1.4 for all prior Fiscal Years, over (y) the cumulative Profits allocated to such Interests Holders (or their predecessors in interest) under this Section 4.1.2.1 for all prior Fiscal Years;

                       4.1.2.2 Second, one hundred percent (100%) to the Interest Holders, in proportion to and to the extent of the excess, if any, of
(x) the cumulative Losses allocated to such Interest Holders (or their predecessors in interest) pursuant to Section 4.1.3.2 for all prior Fiscal Years, over (y) the cumulative Profits allocated to each Interest Holder pursuant to this Section 4.1.2.2 for all prior Fiscal Years; and

                       4.1.2.3 The balance, if any, to the Interest Holders in accordance with each Interest Holder's Percentage.

               4.1.3 After giving effect to the special allocations set forth in
Section 4.3, Losses for any Fiscal Year shall be allocated in the following order and priority, subject to the limitation in Section 4.1.4:

                       4.1.3.1 First, one hundred percent (100%) to the Interest Holders, in proportion to and to the extent of the excess, if any, of (x) the cumulative Profits allocated to each such Interest Holder (or its predecessor in interest) pursuant to Section 4.1.2.3 for all prior Fiscal Years, over (y) the cumulative Losses allocated to each such Interest Holder (or its predecessor in interest) pursuant to this Section 4.1.3.1 for all prior Fiscal Years;

                       4.1.3.2 The balance, if any, among the Interest Holders in accordance with each Interest Holder's Percentage.

               4.1.4 The Losses allocated pursuant to Section 4.1.3. shall not exceed the maximum amount of Losses that can be so allocated without causing any Interest Holder to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Interest Holders would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to 4.1.3, the limitation set forth in this Section 4.1.4 shall be applied on an Interest Holder-by-Interest Holder basis so as to allocate the maximum permissible Losses to each Interest Holder under Regulations Section 1.704-1(b)(2)(ii)(d).

        4.2    Distributions.

        To the extent that the Company has sufficient Cash Available for Distribution, is permitted by law, and does not constitute a default or event of default under any loan or other bank financing to which the Company is a party, the Manager may distribute, within ninety (90) days of the end of each quarter of the Fiscal Year, Cash Available for Distribution in an amount equal to at least the product of (x) the maximum federal tax rate applicable to either individuals or corporations, whichever is greater, during that Fiscal Year and
(y) the Company's Fiscal Year-to-date federal taxable income, including separately stated items, less any distributions previously made to the Members during the Fiscal Year. Subject to Sections 5.1.3 and 5.1.4, the Manager from time to time may distribute Cash Available for Distribution in excess of the aforementioned amounts. All distributions of Cash Available for Distribution shall be made to the Interest Holders in accordance with their Percentages, except as otherwise provided in Section 8.4.

        4.3    Special Allocations.

               4.3.1  Minimum Gain.

                       4.3.1.1 Minimum Gain Chargeback. Except as set forth in Regulation Section 1.704-2(f), if, during any taxable year, there is a net decrease in Minimum Gain, each Interest Holder, prior to any other allocation pursuant to this Article IV, shall be specially allocated items of gross income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to that Interest Holder's share of the net decrease of Minimum Gain, computed in accordance with Regulation Section 1.704-2(g). Allocations of items of gross income and gain pursuant to this
Section 4.3.1.1 shall be made as described in Regulation Sections 1.704-2(f) and
(j). This Section 4.3.1.1 is intended to comply with, and shall be interpreted consistently with, the "minimum gain chargeback" provisions of Regulation
Section 1.704-2(f) and all other Regulation Sections relating thereto.

                       4.3.1.2 Member Minimum Gain Chargeback. Except as set forth in Regulation Section 1.704-2(i)(4), if, during any taxable year, there is a net decrease in Member Minimum Gain, each Interest Holder with a share of that Member Minimum Gain as of the beginning of such year, prior to any other allocation pursuant to this Article IV, shall be specially allocated items of gross income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to that Interest Holder's share of the net decrease of Member Minimum Gain, computed in accordance with Regulation Section 1.704-2(i)(4). Allocations of items of gross income and gain pursuant to this
Section 4.3.1.2 shall be made as described in Regulation Sections 1.704-2(i)(4) and (j). This Section 4.3.1.2 is intended to comply with, and shall be interpreted consistently with, the "minimum gain chargeback" provisions of Regulation Section 1.704-2(i)(4) and all other Regulation Sections relating thereto.

               4.3.2 Qualified Income Offset. If an Interest Holder unexpectedly receives any adjustments, allocations, or distributions described in Regulation
Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) which results in or increases an Adjusted Capital Account Deficit at the end of any taxable year, then all items of income and gain of the Company for that taxable year shall be allocated to that Interest Holder, before any other allocation pursuant to this Article IV (other than those pursuant to Sections 4.3.1.1 and 4.3.1.2), in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible. This Section 4.3.2 is intended to comply with, and shall be interpreted consistently with, the "qualified income offset" provisions of the Regulation Section 1.704-1(b)(2)(ii)(d) and all other Regulation Sections relating thereto.

               4.3.3 Nonrecourse Deductions. Nonrecourse Deductions for a taxable year or other period shall be specially allocated among the Interest Holders in proportion to their Percentages.

               4.3.4 Member Nonrecourse Deductions. Any Member Nonrecourse Deduction for any taxable year or other period shall be specially allocated to the Interest Holder who bears the risk of loss with respect to the liability to which the Member Nonrecourse Deduction is attributable in accordance with Regulation Section 1.704-2(i).

               4.3.5 Curative Allocation. The allocations set forth in Section
4.3.1 through 4.3.4 (the "Regulatory Allocations") are intended to comply with certain requirements of Regulations Section 1.704-1(b) and Regulation 1.704-2. Notwithstanding any other provisions of this Article IV, the Company shall take the Regulatory Allocations into account in allocating other Profits, Losses, and items of income, gain, loss and deduction to the Interest Holders so that, to the extent possible, the net amount of such allocations of Profits and Losses and other items shall be equal to the amount that would have been allocated to each Interest Holder if the Regulatory Allocations had not occurred.

               4.3.6 Overriding Allocation. It is the intent of the Company that each Member's distributive share of income, gain, loss, deduction or credit (or item thereof) shall be allocated in accordance with Section 4.1 to the fullest extent permitted by Section 704(b) of the Code. To preserve and protect the allocations provided for in Section 4.1, the Manager is authorized and directed to allocate income, gain, loss, deduction or credit (or item thereof) arising in any year differently than otherwise provided for in Section 4.1 if, and to the extent that, the allocations under Section 4.1 would cause the allocations to violate Section 704(b) of the Code. Any allocation made pursuant to this Section
4.3.6 shall be deemed to be a complete substitute for any allocation otherwise provided for in Section 4.1 and no amendment of this Agreement or approval of any Member shall be required.

        4.4    Tax Allocations.

               4.4.1 Tax Allocations Follow Book Allocations. Except as otherwise provided herein, and to the extent permitted by Section
1.704-1(b)(4)(i) of the Regulations for federal and state income tax purposes each item of Company income, gain, loss and deduction shall be allocated to the Interest Holders in the same manner as its corresponding item of "book" income, gain, loss or deduction has been allocated under Section 4.1.

               4.4.2 Contributed Property and Book-ups. Notwithstanding the foregoing provisions of this Article IV, income, gain, loss and deduction with respect to property contributed to the Company by a Member shall be allocated among the Members, pursuant to Regulations promulgated under Section 704(c) of the Code, so as to take account of the variation, if any, between the adjusted basis of such property to the Company and its initial value. The Company shall account for such variation under any method approved under Section 704(c) of the Code and the applicable Regulations as chosen by the Manager. In the event the value of any Company asset is adjusted pursuant to Section 3.9.2, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take into account the variation, if any, between the adjusted basis of such asset for federal income tax purposes and its value in the same manner as under
Section 704(c) of the Code and the applicable Regulations, consistent with the requirements of Regulations Section 1.704-1(b)(2)(iv)(g), using any method approved under Section 704(c) of the Code and the applicable Regulations, as chosen by the Manager. Allocations pursuant to this Section 4.4.2 are solely for purposes of federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses, other tax items or distributions pursuant to any provision of this Agreement.

               4.4.3 Election Under Section 754 of the Code. To the extent an adjustment to the tax basis of any Company asset pursuant to Section 734(b) or Section 743(b) of the Code is required, pursuant to Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of the adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases basis), and the gain or loss shall be specially allocated to the Interest Holders in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to that Section of the Regulations.

               4.4.4 Guaranteed Payments. To the extent any compensation paid to any Member by the Company is determined by the Internal Revenue Service not to be a guaranteed payment under Section 707(c) of the Code or is not paid to the Member other than in the Person's capacity as a Member within the meaning of
Section 707(a) of the Code, the Member shall be specially allocated gross income of the Company in an amount equal to the amount of that compensation, and the Member's Capital Account shall be adjusted to treat the payment of that compensation as a distribution.

               4.4.5 Recapture. In making any allocation among the Interest Holders of income or gain from the sale or other disposition of a Company asset, the ordinary income portion, if any, of such income and gain resulting from the recapture of cost recovery or other deductions shall be allocated among those Interest Holders who were previously allocated (or whose predecessors-in-interest were previously allocated) the cost recovery deductions or other deductions resulting in the recapture items, in proportion to the amount of such cost recovery deductions or other deductions previously allocated to them.

        4.5    Withholding Obligations.

               4.5.1 If and to the extent the Company is required by law (as determined in good faith by the Manager) to make payments ("Tax Payments") with respect to any Interest Holder in amounts required to discharge any legal obligation of the Company to make payments to any governmental authority with respect to any federal, state or local tax liability of such Interest Holder arising as a result of such Interest Holder's Interest in the Company, then the amount of any such Tax Payments shall be deemed to be a loan by the Company to such Interests Holder, which loan shall bear interest at the Prime Rate, and be payable upon demand.

               4.5.2 If and to the extent the Company is required to make any Tax Payments with respect to any distribution to an Interest Holder, either (a) such Interest Holder's proportionate share of such distribution shall be reduced by the amount of such Tax Payments (provided that such Interest Holder's Capital Account shall be adjusted for such Interest Holder's full proportionate share of the distribution), or (b) such Interest Holder shall pay to the Company prior to such distribution an amount of cash equal to such Tax Payments.

        4.6    General.

               4.6.1 Except as otherwise provided in this Agreement, the timing and amount of all distributions shall be determined by the Manager.

               4.6.2 If any assets of the Company are distributed in kind to the Interest Holders, those assets shall be valued on the basis of their fair market value, as reasonably determined by the Manager, and any Interest Holder entitled to any interest in those assets shall receive that interest as a tenant-in-common with all other Interest Holders so entitled. The Profit or Loss for each unsold asset shall be determined as if the asset had been sold at its fair market value, as reasonably determined by the Manager, and the Profit or Loss shall be allocated as provided in Section 4.1 and shall be properly credited or charged to the Capital Accounts of the Interest Holders prior to the distribution of the assets in liquidation pursuant to Section 8.4.

               4.6.3 All Profit and Loss shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Interest Holders as of the last day of the taxable year for which the allocation or distribution is to be made. Notwithstanding the foregoing if there is a transfer or an Involuntary Withdrawal during the taxable year, the Profit and Loss shall be allocated between the original Interest Holder and the successor on any basis selected by the Manager, provided such basis is permitted by Section 706 of the Code.

               4.6.4 The Manager is hereby authorized, upon the advice of the Company's tax counsel, to amend this Article IV to comply with the Code and the Regulations promulgated under Section 704(b) of the Code; provided, however, that no amendment shall materially affect distributions to an Interest Holder without the Interest Holder's prior written consent.

                                   ARTICLE V
                                   MANAGEMENT

        5.1 Manager.

               5.1.1 In General. The Manager at all times shall exercise control over the Company in compliance with FCC Rules. The Manager shall have the exclusive right and power to manage, operate and control the Company and to make all decisions necessary or appropriate to carry on the business and affairs of the Company. In addition to the specific rights and powers herein granted to the Manager, the Manager shall possess and enjoy and may exercise all the rights and powers of a manager within the meaning of Section 18-101(10) of the Act, subject to the limitations of this Agreement, including the full and exclusive power and authority to act for and to bind the Company. In addition to any other rights and powers that the Manager may possess, the Manager shall have all specific rights and powers required or appropriate for the day-to-day management of the Company's business.

               5.1.2 Specific Rights and Powers. Without limiting the generality of the foregoing, the Manager shall have the right, power and authority, on behalf of the Company, to:

                      5.1.2.1 acquire, by purchase or lease, contract for the acquisition or construction of, property, including real property, and improvements thereto, for Company use, hold Company properties in the name of the Company, and transfer, sell, lease, or assign in the ordinary course of business any Company property for any Company purpose;

                      5.1.2.2 borrow money from banks, other lending institutions, or other sources, including the Manager and its Affiliates, for Company purposes, issue evidences of indebtedness in connection therewith, and, in connection therewith, mortgage, pledge or create other security interests in any or all of the Company's properties and income therefrom to secure or provide for the repayment of such borrowing;

                      5.1.2.3 employ and dismiss from employment any and all employees, agents, independent contractors, attorneys and accountants;

                      5.1.2.4 operate the Company's businesses and enter into contracts for the management or operation of such businesses, including contracts for supplies, materials, labor, manufacture and distribution;

                      5.1.2.5 enter into license agreements as both licensor and licensee for the license of technology, patents, trademarks, trade names, copyrights and other intellectual property;

                      5.1.2.6 acquire and enter into any contract of insurance which the Manager deems necessary and proper for the protection of the Company, its properties and businesses;

                      5.1.2.7 enter into and carry out contracts and agreements of all kinds and to execute on behalf of the Company any and all documents or instruments of any kind which the Manager may deem appropriate for carrying out the purposes of the Company;

                      5.1.2.8 make all payments required of the Company pursuant to this Agreement and for all direct and indirect costs and expenses incurred in the conduct of its business;

                      5.1.2.9 supervise the preparation and filing of all federal, state and local tax and information returns which the Company may be required to file;

                      5.1.2.10 institute, prosecute and compromise lawsuits and proceedings in the name and on behalf of the Company;

                      5.1.2.11 apply for and acquire any and all licenses, permits or the like that are necessary to conduct the business of the Company, including, without limitation, FCC approvals and licenses, and contest any determination by any government agency, including, without limitation, those of the FCC;

                      5.1.2.12 make temporary investments of the Company's excess funds on behalf of the Company; and

                      5.1.2.13 execute, acknowledge and deliver any and all instruments necessary to effectuate the foregoing.

               5.1.3 Limitation of Authority of Manager. Notwithstanding anything to the contrary in this Agreement, the Manager shall have no authority to:

                      5.1.3.1 do any act in contravention of this Agreement or the Act;

                      5.1.3.2 do any act which would make it impossible to carry on the ordinary business of the Company which shall not include acts permitted or contemplated by this Agreement;

                      5.1.3.3 possess Company property, or assign its Manager's rights in specific Company property, for other than a Company purpose;

                      5.1.3.4 admit a person as a Member otherwise than pursuant to the provisions of this Agreement; or

                      5.1.3.5 amend this Agreement or the Certificate of Formation otherwise than pursuant to Section 12.1.

               5.1.4 Affirmative Voting Obligations. Notwithstanding anything to the contrary in this Agreement, the Company shall not undertake, and the Manager shall not cause the Company to undertake, any of the following actions without the approval of the unanimous vote of the Class A Member and the Class B Member:

                      5.1.4.1 issue Interests in the Company directly from the Company to any Person and admit any such Person to the Company as a Member; provided, however, that this provision shall not apply to transfers of existing Interests in the Company, which shall be governed by Sections 6.2 through 6.5;

                      5.1.4.2 modify the Bidding Protocol after it has been adopted by the Members;

                      5.1.4.3 enter into any agreement that provides for payments by or to the

Company in excess of $1,000,000 (or in excess of $200,000 during any period in which the final award of any Licenses or the Auction is stayed, enjoined or otherwise prohibited by any court or governmental body of competent jurisdiction), except as contemplated by the Initial Budget attached hereto as Exhibit C, or as approved by unanimous vote of the Class A Member and the Class B Member, the then-current annual budget or any agreement or program properly authorized by the Manager or previously approved pursuant to this Section 5.1.4, as the case may be;

                      5.1.4.4 make any expenditure that would cause expenditures to exceed those budgeted in the Company's Initial Budget or the then-current annual budget in force at the time of the expenditure by more than ten percent (10%), except for expenditures made pursuant to any agreement or program properly authorized by the Manager or previously approved pursuant to this
Section 5.1.4, and expenditure increases consistent with corresponding increases in revenues in excess of budgeted amounts;

                      5.1.4.5 incur any indebtedness in the name of the Company, modify, extend, renew, refinance or restructure such debt, pledge, assign or otherwise utilize any assets of the Company as security for any indebtedness (except for (i) indebtedness arising out of an individual or a related series of transactions from time to time in the aggregate principal amount of $1,000,000 or less (or in the aggregate principal amount of $200,000 or less during any period in which the final award of any Licenses or the Auction is stayed, enjoined or otherwise prohibited by any court or governmental body of competent jurisdiction) or (ii) any indebtedness approved or authorized in the Initial Budget, the then-current annual budget and incurred on a wholly non-recourse basis as to all of the Members), or obligate the Company as a surety, guarantor or accommodation party to any obligation of any other Person, other than as contemplated by the Initial Budget or the then-current annual budget;

                      5.1.4.6 sell, transfer, exchange, lease, mortgage, pledge or assign, or enter into any agreement for the sale, transfer, exchange, lease, mortgage, pledge or assignment of, any of the Licenses, or all or substantially all of the Company's assets, except pursuant to Article VII;

                      5.1.4.7 remove any Member or reclassify any Interest, except as expressly contemplated by this Agreement;

                      5.1.4.8 liquidate or dissolve the Company or consolidate or merge the Company into or with any other Person, or acquire any interest in any other Person or, except in the ordinary course of business, any significant portion of the assets of any other Person, or agree to enter into any partnership or joint venture;

                      5.1.4.9 change in the Company's business to extend beyond the scope of business defined in Section 2.3;

                      5.1.4.10 make, authorize, or adopt, subject to Section 5.9, any agreement between the Company and any Member or any Affiliate of any Member that provides for payments in excess of $500,000 in the aggregate, or accept any loan from the Manager or any Affiliate thereof;

                      5.1.4.11 make any change to the Initial Budget or the then-current annual budget where such change exceeds $1,000,000 (or of more than $200,000 during any period in which the final award of any Licenses or the Auction is stayed, enjoined or otherwise prohibited by any court or governmental body of competent jurisdiction);

                      5.1.4.12 modify the policy of the Company with respect to distribution of cash flows pursuant to Article IV or determine that the Company should make an extraordinary distribution, defined as a distribution in excess of five percent (5%) of the fair market value of the Company, as reasonably determined by the Manager;

                      5.1.4.13 appoint or terminate an accounting firm for the Company other than an Approved Certified Public Accountant or select or change an accounting method or election that may have a material impact on the Company's Profit and Loss; or

                      5.1.4.14 pay or incur any costs, fees or expenses (including without limitation legal fees or expenses) in excess of $600,000 in the aggregate for or in connection with any action, suit or proceeding relating to the final award or the validity of any Licenses or the Auction.

               5.1.5 Appointment of Manager . So long as Cook Inlet holds an Interest in the Company, Cook Inlet shall be the Class A Member and shall serve as the Manager. In the event that Cook Inlet transfers all of its Interest and/or any other ownership rights or interests in the Company to a party other than an Affiliate of Cook Inlet, then the Class B Member shall have the right to determine, subject to FCC Rules, the Person to become the Manager upon the transfer of Cook Inlet's Interest, which Manager may or may not be a new or substitute Class A Member. Pursuant to the foregoing, and in accordance with the provisions of Section 6.2.3 which prohibits transfers of less than all of a Member's Interest without unanimous approval of the Members, it is the express intent of the Members that if at any time Cook Inlet transfers all of its Interest to a party other than an Affiliate of Cook Inlet, the Class A Member, if any, shall thereafter have no right or obligation to serve as Manager unless specifically agreed to in writing by the Class B Member.

        5.2    Meetings of and Voting by Members.

               5.2.1 A meeting of the Members may be called at any time by the Manager or by the Class A Member or the Class B Member. Meetings of Members shall be held at the Company's principal place of business or at any other location if agreed to by the Class A Member and the Class B Member. Not less than ten (10) nor more than sixty (60) days before each meeting, the Person calling the meeting shall give written notice of the meeting to each

Member entitled to vote at the meeting. The notice shall state the time, place, and purpose of the meeting. Notwithstanding the foregoing provisions, each Member who is entitled to notice waives notice if before or after the meeting the Member signs a waiver of the notice which is filed with the records of Members' meetings, or is present at the meeting in person or by proxy. Unless this Agreement provides otherwise, at a meeting of Members, the presence in person (or, in the case of a Member other than a Class A Member, in person or by proxy) of both the Class A Member and the Class B Member constitutes a quorum. A Member may vote either in person (or by written proxy signed by a Member other than a Class A Member) or by the Member's duly authorized attorney-in-fact.

               5.2.2 In lieu of holding a meeting, the Members may vote or otherwise take action by a written instrument indicating the consent of the Members required for such vote or action.

        5.3    Duty of Care; Indemnification.

               5.3.1 No Member, including the Manager, shall be liable to the Company or to any of its other Members for any loss or damage occasioned by any act or omission in the performance of its duties or services, unless such loss is due to the gross negligence, recklessness or willful misconduct of such Member, or as otherwise required by law.

               5.3.2 The Company shall indemnify and hold harmless each Member (including the Manager), its Affiliates, and all officers, directors, shareholders, employees, and agents of the Member and its Affiliates (each, individually, an "Indemnitee") from and against any and all claims, losses, demands, costs, damages, liabilities (joint and several), expenses of any nature (including attorneys' fees and disbursements), judgments, fines, settlements and other amounts (collectively, "Claims") arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (individually, an "Action"; collectively, "Actions"), in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to the Company's business or operations, a Member's alleged actions or failures to act in its capacity as a Member of the Company, or the Manager's alleged actions or failure to act in its capacity as a Manager of the Company at the time such Claims are paid or incurred, if (i) the Indemnitee acted in good faith and in a manner that it believed to be in, or not opposed to, the interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe that its conduct was unlawful, and (ii) the Indemnitee's conduct did not constitute actual fraud, gross negligence, breach of its fiduciary duty as a Member or any transaction in which a Member or such Indemnitee received a personal benefit in violation or breach of this Agreement. The termination of any action, suit or proceeding by judgment, order settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Member did not act in good faith and in the manner which the Member believed to be in or not opposed to the interest of the other Members or, with respect to any criminal action or proceeding, that the Member had reasonable cause to believe its conduct was unlawful.

               5.3.3 The Company shall pay the expenses incurred by a Member in defending an Action in advance of the final disposition of such Action upon receipt of an undertaking by such Member to repay such payment if there shall be an adjudication or determination that it is not entitled to indemnification as provided herein. A Member may not satisfy any right of indemnity or reimbursement granted in this Section 5.3 or to which it may be otherwise entitled except out of the assets of the Company, and no Member shall be liable personally with respect to any such claim for indemnity or reimbursement. The Manager may obtain appropriate insurance on behalf of the Company to secure the Company's obligations hereunder.

               5.3.4 The indemnification provided by this Section 5.3 shall be in addition to any other rights to which those indemnified may be entitled under any agreement or vote of the Members, or as a matter of law or equity, or otherwise, both as to an action in the Indemnitee's capacity as a Member or an Affiliate thereof, and as to an action in another capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

               5.3.5 The Company may purchase and maintain insurance on behalf of the Manager, and such other Indemnitees as the Manager may determine, against any liability that may be asserted against, or expense that may be incurred by, any such Indemnitee in connection with the Company's business or such Indemnitee's actions or failures to act on behalf of the Company, regardless of whether the Company would have the power to indemnify such Indemnitee against such liability under the provisions of this Agreement.

               5.3.6 The provisions of this Section 5.3 are for the benefit of the Indemnitees and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitees and shall not be deemed to create any rights for the benefit of other Persons and shall apply to any Action, regardless of whether the claim is asserted by or on behalf of the Company. The doing of any act or the failure to do any act by a Member, the effect of which may cause loss or damage to the Company, if done pursuant to advice of independent legal counsel retained by the Company, shall be conclusively presumed not to constitute intentional misconduct or a knowing violation of law on the part of such Member, or an intentional breach of the Member's fiduciary duty, unless such advice was induced by the Member's intentional misconduct, knowing violation of law or non-disclosure of material facts known to the Member.

               5.3.7 Notwithstanding the foregoing, no Member shall be liable to the Company, any other Member or any other Person for any amount beyond the amount of such Member's obligations set forth in this Agreement.

        5.4 Technical Services Agreement. The Company may, and the Manager shall have the authority to enter into an agreement with VWC or an Affiliate of VWC, subject at all times to the Company's oversight, review and supervision, for the provision of technical services with respect to the operation of, and the adoption of specified technology for, the PCS Systems. Any such technical services agreement shall be materially in the same form and substance as the existing Technical Services Agreement executed by and between Cook Inlet
Western Wireless PV/SS PCS, L.P. and Western Wireless Corporation and dated November 5, 1996, as amended.

        5.5 Trademark License Agreement. The Company may, and the Manager shall have the authority to, enter into a trademark license agreement with VWC or an Affiliate of VWC, for the use of certain specified trademarks of VWC and its Affiliates, for the use by the Company for certain defined purposes in connection with its primary brand name for providing PCS in the geographic territory specified therein.

        5.6 Time Devoted to Company. The Manager shall devote so much of its time to the business of the Company as in its reasonable judgment the conduct of the Company's business reasonably requires.

        5.7 Covenant Not to Compete. The Manager represents, warrants and covenants that, as of the date of this Agreement until one (1) year from the earlier of the date that the Company is dissolved or the Manager is no longer a Member, it has not obtained and will not obtain direct or indirect ownership or control, or rights to obtain direct or indirect ownership or control, of (a) a five percent (5%) or greater interest, in the aggregate, in any License for a Designated Market (as defined below), or (b) any entity, other than VWC, an Affiliate of VWC or the Company, that has a five percent (5%) or greater interest, in the aggregate, in any License for a Designated Market. For the purposes hereof, a "Designated Market" shall mean (i) a market in which, as of the date of this Agreement, VWC or an Affiliate of VWC operates a cellular telephone business or a PCS business using spectrum licensed by the FCC through the A, B, C, D, E or F block PCS auctions, (ii) a market in which, in the future, VWC or an Affiliate of VWC operates a PCS business using spectrum licensed by the FCC through the A, B, C, D, E or F block PCS auctions, or (iii) any market that has been named by Cook Inlet as a target market in its filings with the FCC with respect to the Auctions for Licenses, which causes a "significant overlap" as defined in FCC Rules provided, however, that nothing herein shall prevent Cook Inlet or its Affiliates from owning an interest in partnership with Bell South Corporation or its Affiliates in any of the states within Bell South Corporation's operating region or in partnership with WWC or its Affiliates; provided further that nothing in the immediately preceding proviso shall be deemed to require VWC or any of its Affiliates to dispose of any FCC license that it holds currently or at any time in the future.

        5.8    Fees and Expenses.

               (a) For five (5) years during the term of this Agreement beginning on the Issuance Date, the Company shall pay to the Manager an annual fee of $250,000, payable in equal biannual installments, for its services to the Company. Management of the Manager shall not receive compensation from the Company for their services as employees of the Manager or Company.

               (b) All out-of-pocket expenses incurred directly in connection with transactions effected or positions held for the Company's account (including, without limitation, brokerage commissions, custodial fees, interest and commitment fees on loans and debit balances and withholding or transfer taxes) shall be borne by the Company. In addition, the Company, not the Manager, will pay all operating and overhead costs of the Company.

               (c) The Company shall reimburse the Manager for any expenses incurred by it in the operation and management of the Company; provided, however, that such expenses are contemplated by the Initial Budget, the Company's then-effective annual budget or an agreement or program properly authorized by the Manager or previously approved pursuant to Section 5.1.4. If the Manager shall incur any expense jointly for the account of the Company and any other Person, the Manager will allocate such expense among the Company and each such other Person in proportion to the size of the investment made by each in the activity or entity to which the expense relates, or in such other manner as the Manager considers fair and reasonable.

        5.9    Contracts With Members or Their Affiliates.

               5.9.1 The Manager, on behalf of the Company, may enter into contracts for goods, services or leases or transfers of property with either a Member or any of its Affiliates. The validity of any transaction, agreement, or payment involving the Company and a Member or any of its Affiliates otherwise permitted by the terms of this Agreement shall not be affected by reason of the relationship between the Company and a Member or any such Affiliate.

               5.9.2 Notwithstanding the foregoing, any agreements, contracts and arrangements between the Company and a Member or any of its Affiliates whereby such party shall (i) render any services to the Company, (ii) sell or lease goods to the Company, (iii) buy or lease any property from the Company, or
(iv) sell or lease any property to the Company, shall be subject to the following conditions:

                  5.9.2.1 The compensation, price, lease payment, or fee paid by or to a Member or any of its Affiliates must be comparable and competitive with the compensation, price, lease payment, or fee of any other person who is rendering comparable services, selling or buying comparable property or goods, or leasing comparable property, as the case may be, which could reasonably be made available to the Company and shall be on competitive terms, but in no event greater than the most favorable compensation, prices, lease payments or fees offered by a Member or any of its Affiliates;

                  5.9.2.2 All of the terms of such material agreements, contracts, and arrangements shall be disclosed to the Members;

                  5.9.2.3 Any such material agreements, contracts and arrangements shall be embodied in a written contract which describes the subject matter thereof and all consideration to be paid pursuant thereto; and

                  5.9.2.4 No rebates or "give-ups" may be received by a Member or any of its Affiliates, nor may a Member or any of its Affiliates participate in any reciprocal business arrangements which would have the effect of circumventing any of the provisions of this Agreement.

               5.9.3 In no event shall the Manager cause the Company to commingle the Company's funds with those of any other person or entity.

        5.10 Annual Budget. Prior to the beginning of each Fiscal Year, the Manager, following consultation with the Members, shall create and adopt an annual budget of revenues, expenses and capital expenditures, which' shall be distributed to each Member.

        5.11 Operating Officer. The Company may employ a President or other manager or operations officer at the will of the Manager and under such terms as shall be determined by the Manager subject, with respect to salaries and benefits, to amounts contemplated by the Initial Budget.

        5.12 No Participation in Management; No Authority. No Member, other than the Manager, shall take any active part in the management or control of the business of the Company. No Member, other than the Manager, shall have any authority to act in any way on behalf of, or to bind or obligate the Company. Subject to the terms of this Agreement, any Member may lend money to the Company or advance money for it, and as to such loans or advances, such Member shall have the same rights as other general creditors, subject to the terms of the documentation governing any such loan or advance.

                                   ARTICLE VI
                            ADMISSIONS AND TRANSFERS

        6.1 Admission of Additional Members.

               6.1.1 Subject to the conditions of Sections 5.1.4.1 and 6.1.2, the Manager may admit any Person as an additional Member. Effective upon such admission, the Manager shall revise Exhibit A to this Agreement to reflect the name and the required Capital Contribution of such additional Member.

               6.1.2 The admission of an additional party as a Member shall be conditioned upon:

                      6.1.2.1 The prior written consent of the Manager;

                      6.1.2.2 The additional party's written acceptance and adoption of all of the terms and provisions of this Agreement, and any other related agreements executed by the Members or the Manager in connection with this Agreement, as if such additional party were an original signatory to this Agreement and such other agreements, and grant to the Manager the power-of-attorney set forth in Section 12.2 of this Agreement;

                      6.1.2.3 The additional party executing and acknowledging such other instrument or instruments as the Manager deems necessary or desirable to effect such admission;

                      6.1.2.4 The additional party paying or obligating itself to pay, as the Manager deems necessary or appropriate, all reasonable expenses connected with such admission;

                      6.1.2.5 Compliance with all requirements of the FCC Rules and the Act;

                      6.1.2.6 Compliance with all applicable state and federal securities laws; and

                      6.1.2.7 The approval of the Members pursuant to Section 5.1.4.1.

        6.2 Transfer of Members' Interest.

               6.2.1 Subject to Section 6.4 and all applicable FCC Rules, a Member may transfer all, but not less than all, of its Interest in the Company to an Affiliate and, in the event of such a transfer, the Affiliate shall receive and hold such Interest subject to the terms and conditions of this Agreement.

               6.2.2 Except for a transfer permitted under Section 6.2.1, a Member (other than VoiceStream) may not transfer or encumber, either directly or indirectly, any of its Interest in the Company without first offering in writing to sell such Interest to VoiceStream pursuant to this Section 6.2; provided, however, that such right of VoiceStream shall only exist if such sale to VoiceStream will be consistent with FCC limitations on transfer of control under FCC Rules; and further provided that in order for VoiceStream to exercise its right to purchase Interests pursuant to this Section 6.2:

                      6.2.2.1 Prior to the Exchange Date, VoiceStream must provide a legal opinion from outside counsel to VoiceStream addressed to the Company, which counsel and opinion must be satisfactory to the Member proposing the transfer and to the Company, opining that the transfer of such Interest to VoiceStream would not cause the Company to violate the C and F block eligibility requirements (as defined by the FCC Rules) or any other FCC Rules or to forfeit the Financing Benefits ("Required Legal Opinion" ). Should VoiceStream be unable to obtain the Required Legal Opinion within thirty (30) days following receipt of the notice from the selling Member, VoiceStream shall be deemed to have waived its rights to purchase such Interest; and

                      6.2.2.2 From the Exchange Date to the fifth anniversary of the Exchange Date, either (A) VoiceStream must provide the Required Legal Opinion, or (B) the Company must elect in writing to forfeit the Financing Benefits. Should VoiceStream be unable to obtain the Required Legal Opinion or fail to obtain written election of the Company to forfeit the Financing Benefits within thirty (30) days following receipt of the notice from the selling

Member, VoiceStream shall be deemed to have waived its rights to purchase such Interest.

               6.2.3 Except for a transfer pursuant to Section 6.2.1, if at any time a Member (other than VoiceStream) has received an offer to purchase, and desires to accept an offer to sell all, but not less than all, of its Interest in the Company, it shall give a written notice to VoiceStream that sets forth the name and address of the potential purchaser and the terms of the offer. In no event shall a Member be entitled to transfer less than all its Interest in the Company.

               6.2.4 VoiceStream shall have the right to purchase all, but not less than all, of the Interest that is covered by the notice referenced at
Section 6.2.3 at the price and terms set forth in the notice to VoiceStream. VoiceStream shall exercise its right to purchase the Interest by giving a notice to the selling Member within thirty (30) days following receipt of the notice from the selling Member stating that it will purchase such Interest.

               6.2.5 Closing on all purchases pursuant to Section 6.2.4 shall occur within sixty (60) days from the exercise of the option by VoiceStream or such date as may be agreed upon by the selling Member and VoiceStream; provided, however, that, if FCC consent is required for the transfer of the Interest, then provided such consent is promptly requested by VoiceStream, the purchase shall close within sixty (60) days from receipt of the FCC consent. If FCC consent is not obtained within twelve (12) months from the date the application for the consent is filed with the FCC as a result of VoiceStream's failure to qualify or due to any fault of VoiceStream, then VoiceStream shall lose its rights to purchase and the selling Member may sell the Interest the subject of the notice to a Third Party without further compliance with this Section.

               6.2.6 If VoiceStream allows to expire, or waives in writing, the right to purchase the offered Interest or does not elect to purchase all of the offered Interest pursuant to Section 6.2.3, the selling Member, subject to
Section 6.4, may transfer its Interest to a Third Party; provided, however, that, if the selling Member does not close the proposed sale or transfer within sixty (60) days from the later of (a) the expiration or waiver in writing of VoiceStream's right to purchase or (b) the receipt of required FCC approval, a sale to a Third Party may not be made without such a transfer again being subject this Section 6.2.

               6.2.7 Any transferee of an Interest of a Member under this
Section 6.2 is a "Successor." In the case of a transfer pursuant to this Section 6.2, and subject to Section 6.4, the Successor shall receive and hold such Interest subject to the terms of this Agreement and subject to the obligations of the transferor under this Agreement, and there shall be no further transfer of such Interest except in accordance with the terms of this Agreement.

               6.2.8 Any purported transfer of a Member's Interest in the Company that is not made in compliance with this Section 6.2 is hereby declared to be null and void and of no force or effect whatsoever.

        6.3 Involuntary Transfer.

               6.3.1 In the event of bankruptcy, death or, in the case of a Member that is a corporation, trust, partnership, or other entity, dissolution and termination of a Member, or in any event of attachment of an Interest, sale of a pledged Interest, or garnishment of an Interest owned by a Member, or in the event that said Interest is subject to judicial sale under the laws of any local, state or federal government, or if any of the Interest standing in the name of a Member or any part thereof is to be transferred out of its name by any legal action brought by any person, including the spouse or former spouse of said Member (or spouse of a partner in a Member which is a partnership), or by reason of the death of said spouse, the Company shall have an option to purchase any or all of said Interest that is subject to any such transfer or legal action at the price described in Section 6.3.2. Such option shall be exercised in writing within a period of thirty (30) days after the Company has received notice of the transfer or legal action.

               6.3.2 Upon exercise of the option granted in Section 6.3.1, payment shall be made within sixty (60) days after the final determination of the Appraised Value of the Company's assets and the option price shall be the Appraised Value of such assets multiplied by the Percentage; provided, however, that, if FCC consent is required for the transfer of the Interest, then payment shall be made within sixty (60) days from receipt of the FCC consent.

               6.3.3 If the Company's option to purchase any such Member's Interest is waived in writing or expires, the remaining Members shall have options to purchase pro rata any or all of such remaining Interest on the same terms and conditions as those set forth in Section 6.3.2. Such option hereunder must be exercised in writing within thirty (30) days from the date on which the Company's option is waived in writing or expires.

               6.3.4 If both the Company and the remaining Members allow to expire, or waive in writing, their respective rights to purchase the offered Interest then subject to Section 6.4, the involuntary transfer of the Interest may proceed; provided, however, that any transferee in such involuntary transfer shall comply with the terms of Section 6.5.

               6.3.5 Any transferee of an Interest of a Member under this
Section 6.3 is a "Successor." In the case of a transfer pursuant to this Section 6.3, and subject to Section 6.4, the Successor shall receive and hold such Interest subject to the terms of this Agreement and subject to the obligations of the transferor under this Agreement, and there shall be no further transfer of such Interest except in accordance with the terms of this Agreement.

               6.3.6 Any purported transfer of a Member's Interest in the Company that is not made in compliance with this Section 6.3 is hereby declared to be null and void and of no force or effect whatsoever.

        6.4 Admission of Transferees as Members. The Members, by unanimous consent, may, but need not, permit an assignee or transferee (whether such assignee or transferee has acquired its Interest by virtue of a voluntary assignment pursuant to Section 6.2, an involuntary transfer pursuant to Section 6.3 or a transfer by operation of law or otherwise) of a Member's Interest (or a part thereof) to be admitted as and become a Member in the Company entitled to all the rights and benefits under this Agreement of the transferor or assignor of such Interest, but no such assignee or transferee shall be or become a Member without:

               6.4.1 The prior written consent of the Manager, which may be granted or withheld by the Manager in its sole and absolute discretion;

               6.4.2 The assignee's written acceptance and adoption of all of the terms and provisions of this Agreement, as if such additional party were an original signatory hereto, and such assignee's grant to the Manager the power-of-attorney set forth in Section 12.2 of this Agreement;

               6.4.3 The assignee executing and acknowledging such other instrument or instruments as the Manager deems necessary or desirable to effect such admission;

               6.4.4 The assignee paying or obligating itself to pay, as the Manager deems necessary or appropriate, all reasonable expenses connected with such admission, including but not limited to the cost of preparing and filing an amendment to the Certificate of Formation to effectuate such admission;

               6.4.5 The transferor and transferee providing, if requested by the Manager, an opinion of counsel (which counsel and opinion shall be satisfactory to the counsel to the Company) that indicates that, in the opinion of said counsel, such transfer would not jeopardize the status of the Company as a limited liability company for federal or state income tax purposes, and would not violate, or cause the Company to violate, any applicable law or governmental rule or regulation, including, without limitation, any applicable federal or state securities law or any applicable laws, rules or regulations of the FCC;

               6.4.6 The transferor giving the transferee the right to become a Member; and

               6.4.7 All requirements of the Act regarding the admission of a transferee member having been complied with by the transferee, the transferor and the Company.

        Until such time, if any, as a transferee of any permitted transfer pursuant to this Article VI is admitted to the Company as a substitute Member pursuant to this Section 6.4, (x) such transferee shall be an assignee only, and only shall receive, to the extent transferred, the distributions and allocations of income, gain, loss, deduction, credit, or similar item to which the Member which transferred its Interest in the Company would be entitled, and (y) such assignee shall not be entitled or enabled to exercise any other rights or powers of a Member, such other rights remaining with the transferring Member. In such a case, the transferring Member shall remain a Member even if it has transferred its entire economic Interest in the Company to one or more assignees. In the event any assignee desires to make a further assignment of any economic

Interest in the Company, such assignee shall be subject to all of the provisions of this Agreement to the same extent and in the same manner as any Member desiring to make such an assignment.

        6.5 Tag-Along Rights.

               6.5.1 Trigger for Tag-Along Rights. In the event that a Member (the "Selling Member" ) shall determine to sell directly, but not indirectly, any of its Interest to a Third Party, except an Affiliate, in any one transaction or series of related transactions, in addition to any other applicable transfer restriction the subject of this Article VI, such sale or other disposition shall not be permitted unless the Selling Member offers (or causes the Third Party to offer) to the other Members the right to elect to include, at the sole option of the other Members, up to a pro rata share of their Interests in the sale or other disposition to such Third Party (determined in accordance with the Members' Percentages).

               6.5.2 Tag-Along Notice. The Selling Member shall give a notice to the other Members that describes the transaction(s) (the "Tag-Along Notice" ) and at any time within fifteen (15) days after the giving of the Tag-Along Notice, a Member may make an election to include up to the pro rata share of its Interest in such a sale or other disposition (the "Inclusion Election" ) by giving written notice thereof to the Selling Member and by delivering to the Selling Member any certificate or certificates that represent the Member's Interest to be sold (the "Tag-Along Interests" ), together with a limited power-of-attorney that authorizes the Selling Member to sell or otherwise dispose of such Tag-Along Interests pursuant to the terms of such Third Party's offer.

               6.5.3 Identical Terms. The purchase of a Member's Interests pursuant to this Section 6.5 shall be on the same terms and conditions, including the purchase price and the date of sale or other disposition, as are received by the Selling Member and stated in the Tag-Along Notice.

               6.5.4 Notice of Sale. Promptly (but in no event later than five
(5) business days) after the consummation of the sale or other disposition of shares to the Third Party pursuant to the Third Party's offer, the Selling Member shall: (i) notify the participating Members of the completion thereof;
(ii) cause to be remitted to such Members the total sales price attributable to the Interests that such Members sold or otherwise disposed of pursuant thereto; and (iii) furnish such other evidence of the completion and time of completion of such sale or other disposition and the terms thereof as may be reasonably requested by such Members.

               6.5.5 Waiver of Inclusion Election. If within fifteen (15) days after the Tag-Along Notice is given, any Member has not accepted the offer to make an Inclusion Election, that Member shall be deemed to have waived any and all of its rights with respect to the sale or other disposition of the Interests that are described in the Tag-Along Notice. The Selling Member shall have the lesser of ninety (90) days after such 15-day period or, if the Selling Member reasonably believes that FCC consent, provided such consent was promptly requested, is required, thirty (30) days after the receipt of such FCC consent in which to sell or otherwise dispose of its Interests to the Third Party or any other person at a price and on terms not more favorable to the Selling Member than were set forth in the Tag-Along Notice.

               6.5.6 Termination of 90-Day or 30-Day Period. If, at the end of such 90-day or 30-day period, as applicable, the Selling Member shall not have completed the sale of its Interests in accordance with the terms of the Tag-Along Notice, each of the restrictions on sale contained in this Section 6.5 with respect to the Selling Member's Interests shall again be in effect (unless such 90-day or 30-day period, as applicable, is extended with the consent of all of the Members).

               6.5.7 Permitted Transfers; Excluded Transfers. The rights provided in this Section 6.5 shall not be applicable to or restrict in any way any transfer of Interests by a Member under Section 6.2.1 of this Agreement, but any such Interests so transferred by a Member shall thereafter continue to be subject to the provisions of this Section 6.5. Nothing in this Agreement shall limit or restrict any transfer, sale, hypothecation, assignment, or pledge by the owner thereof of the stock or ownership rights of a Member or its parent corporation.

                                   ARTICLE VII
          SALE OF ALL OR SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY

        7.1 Right to Initiate Sale of Assets. At any time during the thirty (30) day period that commences on the first, second and third anniversary of the Exchange Date, the Manager may cause the Company to offer to sell all or substantially all of the assets of the Company; provided, however, that the Company must conduct such sale pursuant to the terms and conditions of this
Article 7.

        7.2 Right of First Refusal.

               7.2.1 The Manager shall not determine to cause the Company to offer for sale or sell all or substantially all of the assets of the Company (whether prior or subsequent to the dissolution of the Company) without first offering in writing to sell such assets to VoiceStream pursuant to this Section 7.2.

               7.2.2 If the Company desires to sell all or substantially all of its assets, it shall give a written notice to VoiceStream that sets forth a description of the assets that the Company proposes to sell.

               7.2.3 VoiceStream shall have the right to purchase the assets that are covered by the notice to VoiceStream at the Appraised Value of such assets. VoiceStream shall exercise its right to purchase the assets by giving notice to the Company within thirty (30) days after the determination of the Appraised Value of the assets.

               7.2.4 Closing on a purchase pursuant to this Section 7.2 shall occur within sixty (60) days from the exercise of the option by VoiceStream or such date as may be agreed upon by the Manager and VoiceStream; provided, however, that, if, in the reasonable opinion of either the Company or VoiceStream, FCC consent is required for such a transfer of the assets, then the purchase shall close within sixty (60) days from receipt of the FCC consent. If FCC consent is not obtained within twelve
(12) months from the date the application for the consent is filed with the FCC through no fault of the Company, then VoiceStream shall lose its right of first refusal and the Company may sell to a Third Party without further compliance with this Section 7.2.

               7.2.5 If VoiceStream allows to expire, or waives in writing, the right to purchase the assets, the Company may offer and sell pursuant to Section 7.3; provided, however, that, if the Company does not commence an auction for the assets under Section 7.3 within sixty (60) days from the later of the waiver in writing or expiration of VoiceStream's right to purchase or the receipt of required FCC approval, a sale of the assets may not be made without such a transfer again being subject to this Section 7.2.

        7.3 Sale of Assets by Auction.

               7.3.1 If VoiceStream allows to expire, or waives in writing, the right to purchase the Company's assets under Section 7.2, the Company may offer and sell the assets identified in the notice provided to VoiceStream under
Section 7.2, pursuant to this Section 7.3.

               7.3.2 The Company shall offer and sell the assets subject to sale by means of an auction, to be conducted on the terms and conditions established by the Manager.

               7.3.3 The Company shall give a written notice to VoiceStream of the bid the Company intends to accept that sets forth the name and address of the potential purchaser and the terms of the bid.

               7.3.4 VoiceStream shall have the right to purchase the assets at the price and terms set forth in the notice to VoiceStream; provided, however, that in the event that the price or terms set forth in the notice to VoiceStream involve the securities of another company or any other consideration that is not reasonably available to VoiceStream, then VoiceStream shall have the right to purchase the assets at a cash price equal to the Appraised Value of such consideration. VoiceStream shall exercise its right to purchase the assets by giving a notice to the Company within twenty (20) days following receipt of the notice of a qualifying bid.

               7.3.5 Closing on a purchase pursuant to this Section 7.3 shall occur within sixty (60) days from the exercise of the option by VoiceStream or such date as may be agreed upon by the Company and VoiceStream; provided, however, that, if, in the reasonable opinion of either the Company or VoiceStream, FCC approval is required for such a sale of assets, then the purchase shall close within sixty (60) days from receipt of the FCC approval. If FCC consent is not obtained within twelve (12) months from the date the application for the consent is filed with the FCC through no fault of the Company, then VoiceStream shall lose its rights to purchase and the Company may sell to a Third Party without further compliance with this Section 7.3.

               7.3.6 If VoiceStream allows to expire, or waives in writing, the right to purchase the assets, the Company may sell the assets to a Third Party; provided, however, that, if the Company does not close the proposed sale or transfer within sixty (60) days after the later of the waiver in writing or expiration of VoiceStream's right to purchase or the receipt of required FCC approval, a sale to a Third Party may not be made without such a transfer again being subject this Article VII.

        7.4 Payment for Assets by VoiceStream. VoiceStream shall pay to the Company the purchase price for the assets identified in the Manager's notice to VoiceStream in cash at the closing of such purchase and sale; provided, however, that, in the event that any class of common stock of VWC is listed on the New York Stock Exchange ("NYSE") or admitted for quotation on the Nasdaq National Market System ("NMS"), and the reported average daily trading volume with respect to such common stock exceeds $5 million, VoiceStream may pay the purchase price to the Company in that number of shares of such stock of VWC equal to the purchase price of the assets to be purchased divided by the price of VWC's Common Stock, calculated as the average high and low trading price of such common stock as reported by the NYSE Composite Tape or the average bid and asked price of VWC Common Stock as quoted on NMS, as appropriate, for each of the ten (10) consecutive trading days ending two (2) trading days before the closing date of such purchase and sale; and further provided that in the event that the requirements of the foregoing proviso are not met with respect to VWC stock, then in the event that any class of common stock of WWC is listed on the NYSE or NMS and the reported average daily trading volume with respect to such common stock exceeds $5 million, VoiceStream may pay the purchase price to the Company in that number of fully-registered shares of such stock of WWC equal to the purchase price of the assets to be purchased divided by the price of WWC's Common Stock, calculated as the average high and low trading price of such common stock as reported by the NYSE Composite Tape or the average bid and asked price of WWC Common Stock as quoted on NMS, as appropriate, for each of the ten
(10) consecutive trading days ending two (2) trading days before the closing date of such purchase and sale; provided that at the time of such issuance (i) such shares must be duly authorized, validly issued, fully paid and non-assessable and free and clear of all liens, claims and encumbrances or preemptive or similar rights, (ii) such shares must be delivered in compliance with Federal and state securities laws, (iii) such shares are subject to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act") covering the offer and sale of such shares by the Company (the "Asset Registration Statement") from time to time in negotiated transactions, in market transactions or otherwise and (iv) such shares are registered or qualified for offer of sale by the Company under the securities or blue sky laws of such States as the Company shall reasonably request. VWC or WWC, as appropriate, covenants and agrees that it shall (x) prepare and file with the Securities and Exchange Commission such amendments as may be necessary to keep the Asset Registration Statement effective until the earlier of the date all of such shares have been sold by the Company or the date all of such shares are freely tradable without registration or restriction (under Rule 144(k) promulgated under the Securities Act or otherwise), but not before the expiration of the 90-day period referred to in Section 4(3) of the Securities Act and Rule 174 promulgated thereunder, (y) cause each such state securities or blue sky registration or qualification to remain effective during the period the Asset Registration Statement is required to be kept effective hereunder, and (z) cause the shares covered by the Asset Registration Statement, by the date of the first sale by the Company thereunder, to be listed or admitted for trading on each securities exchange (or, if applicable, the NMS) on which VWC Common Stock is then listed or admitted for trading. In the event that it is not possible for VWC or WWC, as appropriate, to deliver shares to the Company in accordance with the requirements of this Section, VWC or WWC, as appropriate, shall enter into a Registration Rights Agreement in the form and substance of the agreement attached hereto as Exhibit D, which the parties hereby agree shall be amended to give the Company the benefit of the terms of any registration rights agreements entered into with other shareholders of VWC subsequent to the date of this Agreement and prior the date of the notice as required under Section 7.3.3, provided that no such amendment shall reduce or diminish any of the rights of the Company as set forth in the form attached hereto as Exhibit D.

        7.5 Purchase Price; Structure. For a purchase and sale of assets pursuant to Section 7.2, the purchase price shall equal the Appraised Value of the assets, and, for a purchase and sale pursuant of assets pursuant to Section 7.3, the purchase price shall equal the auction price. VoiceStream, the Company and the other Members agree to structure, to the extent reasonably possible, any such purchase for VWC or WWC Common Stock, as applicable, in a way (such as a stock for stock sale) that is tax free to all Members, provided that in doing so there are no negative tax or accounting attributes that adversely impact the other Members or the Company, as applicable, to a greater extent than would be experienced in a direct exchange for assets (other than the receipt of a carryover basis due to the tax free nature of the transaction), determined in utmost good faith by the Manager at its reasonable discretion.

                                  ARTICLE VIII
                           DISSOLUTION AND LIQUIDATION

        8.1 Dissolution. The Company shall be deemed dissolved upon the happening of any of the following events:

               8.1.1 The expiration of the fixed term of the Company as set forth at Section 2.4;

               8.1.2 The giving of notice to the Members by the Manager of its election finally to dissolve, terminate, and wind up the affairs of the Company;

               8.1.3 The filing of a certificate of dissolution or its equivalent for the Manager;

               8.1.4 The sale of all or substantially all of the Company assets and conversion into cash of any proceeds of sale originally received in any form other than cash;

               8.1.5 The entry by a court of competent jurisdiction of a decree of judicial dissolution upon a finding that it is not reasonably practicable to carry on the Company business in conformity with this Agreement.

               8.1.6 The written consent of both the Class A Member and the Class B Member to terminate the Company; or

               8.1.7 The occurrence of an event of withdrawal set forth at
Section 8.2.

        8.2 Event of Withdrawal. The following shall constitute events of withdrawal:

               8.2.1 The Manager withdraws from the Company by giving written notice to the other Members;

               8.2.2 The Manager assigns its entire Interest other than to an Affiliate;

               8.2.3 The Manager resigns as the Manager;

               8.2.4 The Manager:

                      8.2.4.1 Makes an assignment for the benefit of creditors;

                      8.2.4.2 Is adjudicated bankrupt or insolvent;

                      8.2.4.3 Files a voluntary petition in bankruptcy;

                      8.2.4.4 Dissolves or liquidates; or

                      8.2.4.5 Seeks, consents, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Manager or of all or any substantial part of such Manager's properties.

        The Members hereby agree that, notwithstanding any provision of the Act, the Company shall not dissolve prior to the occurrence of a dissolution event set forth at Section 8.1. Subject to any applicable FCC Rules, upon the occurrence of any event set forth in Section 8.1 or 8.2, the Company shall not be dissolved or required to be wound up if (x) at the time of such event there is at least one remaining Member and that Member carries on the business of the Company, or (y) within ninety (90) days after such event all remaining Members agree in writing to continue the business of the Company and, unless the Manager is continued as the Manager, to the appointment, effective as of the date of such event, of a new Manager.

        8.3 Dissolution and Termination. Upon dissolution for any of the reasons stated in Section 8.1, the Company shall terminate and be wound up in accordance with the terms of Section 8.4. Dissolution of the Company shall be effective on the day on which the event giving rise to the dissolution occurs, but the Company shall not terminate until the Certificate of Formation shall have been canceled and the assets of the Company shall have been distributed as provided in Section 8.4. Any dissolution shall be in compliance with FCC Rules. Notwithstanding the dissolution of the Company prior to the termination of the Company, the business of the Company and the affairs of the Members shall continue to be governed by this Agreement.

        8.4 Winding Up and Distribution of Assets. Upon dissolution and termination under Section 8.3, the Manager or any other party designated by written consent of both the Class A Member and the Class B Member, if the Company is dissolved pursuant to Section 8.2 hereof, shall commence to wind up the affairs of the Company and to liquidate its assets. The Members shall continue to share income, gains, expenses, losses and all other items during the period of liquidation in the same proportion as before the dissolution. The Manager or such other party shall have the full right and unlimited discretion to determine the time, manner and terms of any sale or sales of Company property pursuant to such liquidation. Pending such sales, the Manager or such other party shall have the right to continue to operate and otherwise deal with the assets of the Company. A reasonable time shall be allowed for the orderly winding up of the business of the Company and the liquidation of its assets and the discharge of its liabilities to creditors so as to enable the Manager or such other party to minimize the normal losses attendant upon a liquidation, having due regard to the activity and condition of the relevant markets for the Company properties and general financial and economic conditions. Any Member may be a purchaser of any properties of the Company upon liquidation of the Company's assets, including, without limitation, any liquidation conducted pursuant to a judicial dissolution or otherwise under judicial supervision; provided, however, that the purchase price and terms of sale are fair and reasonable to the Company. The proceeds of such liquidation and any other funds of the Company shall be applied and distributed in the following order of priority:

               8.4.1 to creditors, including Members who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company other than liabilities for distributions to Members;

               8.4.2 to the setting up of any reserves which the Manager deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company or of the Manager arising out of or in connection with the Company; such reserves shall be segregated for the purpose of disbursing such reserves in payment of any of the aforementioned contingencies and, at the expiration of such period as the Manager shall deem advisable, for distribution of the balance thereafter remaining in the manner hereinafter provided;

               8.4.3 to the Members in proportion to the positive balances in the Members' respective Capital Accounts, determined after taking into account all Capital Account adjustments for the Fiscal Year during which such liquidation occurs (other than those made as a result of the distributions set forth in this Section 8.4.3), by the end of the Fiscal Year in which such liquidation occurs or, if later, within 90 days after the date of the liquidation.

        No Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company. Each Member shall look solely to the assets of the

Company for all distributions in respect of its Capital Account and its shares of profits and shall have no recourse therefor against any other Member. Accordingly, if any Member (including but not limited to the Manager) has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which the liquidation occurs), then such Member shall have no obligation to make any capital contribution with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other person for any purpose whatsoever.

                                   ARTICLE IX
                          ACCOUNTING; BOOKS AND RECORDS

        9.1 Books and Records. The Company shall maintain at such place as the Manager shall designate proper and complete records and books of account of the business of the Company. The Company shall adopt for tax accounting purposes the accrual method of accounting provided by the Code and the applicable regulations and authorities thereunder as the same may exist from time to time or any other accounting method which the Manager shall decide in its sole discretion is in the best interests of the Company. The financial statements of the Company shall be prepared in accordance with generally accepted accounting principles.

        9.2 Manager's Reports to Members. The Manager shall, at the Company's expense, send to each Member or person who was a Member at any time during the Fiscal Year, the following:

               9.2.1 As early as practicable after the end of each Fiscal Year, such information as shall be necessary for the preparation by such Member of its federal and state income tax (if any) returns which shall include a computation of the distributions to such Member and the allocation to such Member of Profit and Loss, as the case may be; and

               9.2.2 Within one hundred twenty (120) days after the end of each Fiscal Year, an annual report that shall include a general description of the activities of the Company during the period covered by the report, and comparative financial statements for the current and prior Fiscal Year that are audited by the Approved Certified Public Accountant, and such financial statements shall include a balance sheet, a statement of income and expenses, a statement of changes in Members' capital, and a statement of cash flow.

        9.3 Right to Examine Records. Any Member shall be entitled, upon reasonable written notice directed to the Manager and for a proper purpose, to review the records of the Company at all reasonable times and at the location where such records are kept by the Company.

        9.4 Tax Matters Member. The Manager shall be the Company's tax matters Member ("Tax Matters Member"). The Tax Matters Member shall have all powers and responsibilities of a "tax matters partner" as defined in Section 6231 of the Code. The Tax Matters Member shall keep all Members informed of all notices from government taxing authorities that may come to the attention of the Tax Matters Member. The Company shall pay and be responsible for all reasonable third-party costs and expenses incurred by the Tax Matters Member in performing those duties. A Member shall be responsible for any costs incurred by the Member with respect to any tax audit or tax-related administrative or judicial proceeding against any Member, even though it relates to the Company. The Tax Matters Member shall not compromise any dispute with the Internal Revenue Service without the approval of the Members.

        9.5 Tax Elections. The Manager shall have the authority to make and revoke all Company elections permitted under the Code or state income tax laws, including, without limitation, elections of methods of depreciation and elections under Section 754 of the Code. The decision to make or not make an election shall be at the Manager's sole and absolute discretion. Each of the Members shall, upon request, supply any information necessary to give proper effect to such election.

                                    ARTICLE X
                               DISPUTE RESOLUTION

        10.1 Arbitration of Disputes. Except as otherwise provided in this
Article X, any and all disputes arising out of or in connection with the execution, interpretation, performance or nonperformance of this Agreement shall be solely and finally settled by arbitration, which shall be conducted in Washington, DC. The arbitration procedure may be initiated by any party by written notice to the other parties, and such notice shall specify in reasonable detail the dispute being submitted to arbitration. Subject to Section 10.4, the parties hereby renounce all recourse to litigation and agree that the award of the arbitrators shall be final and subject to no judicial review, except on one or more of those grounds specified in the Federal Arbitration Act (9 USC Section 1, et seq.), as amended, or any successor provisions thereto.

        10.2 Selection of Arbitrators. Each arbitration conducted pursuant to this Article X shall be conducted before a panel of three (3) arbitrators, each of whom shall meet the qualifications set forth herein. Each arbitrator shall be impartial, shall not have been employed by or affiliated with any of the Members or any of their respective Affiliates, and shall be admitted to the bar of any state and further shall possess substantial accounting, telecommunications, business or other professional experience relevant to the issues in dispute in the arbitration as stated in the notice initiating such proceeding. The party initiating arbitration pursuant to this Article X shall not later than twenty
(20) days after the delivery of the notice required under Section 10.1 hereof appoint an arbitrator and notify the other party thereof. Within twenty (20) days after delivery of the notice referenced in the immediately preceding sentence, the other party shall appoint an arbitrator. The initiating party promptly after the date on which the second arbitrator is appointed, if any, shall ask the office of the American Arbitration Association ("AAA") closest to Washington, DC, to appoint a third arbitrator who meets the qualifications set forth herein. Notwithstanding the foregoing, if the second arbitrator is not appointed within the time period required, the first arbitrator shall proceed to determine the dispute.

        10.3 Rules of the Arbitration. The arbitrators shall conduct the proceedings, including arguments and briefs, pursuant to the Rules of the AAA, as now or hereafter amended (the "Rules" ), provided that the provisions of this Agreement shall prevail in the event of any conflict between the Rules and the provisions of this Agreement. The panel of arbitrators shall decide the issues submitted to them in accordance with the provisions and commercial purposes of this Agreement, provided that all substantive questions of law shall be determined under the laws of the State of Delaware (without regard to the principles of conflicts of laws of such jurisdiction). All questions and issues in connection with the dispute, including procedural issues, shall be decided by the concurrence of at least two arbitrators, and all decisions shall be in writing and submitted to all parties.

        10.4 Injunctive Relief. Notwithstanding anything to the contrary set forth herein, a party without prejudice to the provisions hereof may file a complaint to seek a preliminary injunction or other provisional judicial relief if, in such party's sole judgment, such action is necessary to avoid irreparable damage.

        10.5 No Punitive or Exemplary Damages. In no event shall any party be entitled to receive, and the arbitrators shall not be empowered to award, punitive or exemplary damages. Each party hereby irrevocably waives any claim or right for or to punitive or exemplary damages.

        10.6 Discovery and Conduct of Arbitration. The parties shall facilitate the arbitration by: (a) making available to one another and to the arbitrators, on as expedited a basis as is practicable, for examination, deposition, inspection and extraction all documents, books, records and personnel under their control if determined by the arbitrators to be relevant to the dispute (provided, however, that a party shall not be required to produce privileged documents or documents otherwise not required to be produced under the Federal Rules of Civil Procedure); (b) conducting arbitration hearings to the greatest extent possible on successive days; and (c) observing strictly the time periods established by the Rules or by the arbitrators for submission of evidence or briefs.

        10.7 Prehearing Motions. In any proceeding conducted under this Article X the arbitrators shall have the authority to schedule, hear and determine any and all prehearing motions (including without limitation summary judgment motions on any or all of the issues in dispute) and shall do so on the motion of any party.

        10.8 Costs. In the final award, the panel of arbitrators shall divide all costs, other than fees of counsel incurred in conducting the arbitration, in such manner as the panel deems just and equitable under the circumstances. The arbitrators shall have no authority to award fees of counsel. Judgment on the award of the panel of arbitrators may be entered in any court having jurisdiction over the party against which enforcement of the award is being sought. Each party hereby irrevocably submits and consents to the jurisdiction of any such court for the purpose of rendering a judgment on any such award.

        10.9 Execution of Judgments. Each party agrees that any award of the panel of arbitrators against it and on which judgment is entered as provided in the preceding Section 10.8 may be executed against the assets of such party in any jurisdiction. By execution of this Agreement, each party hereby irrevocably submits to the jurisdiction of any court in any such jurisdiction in any legal action or proceeding relating to such executions.

        10.10 Waiver as to Jurisdiction. Each party hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to any suit, action or proceeding arising out of or relating to this Agreement that is brought in any of the jurisdictions designated in the preceding Sections 10.8 and 10.9 for the purposes envisioned by those sections, and hereby further irrevocably waives any claim that any such suit, action or proceeding so brought has been brought in an inconvenient forum.

                                   ARTICLE XI
                                 EXCHANGE RIGHTS

        11.1 Grant of Exchange Rights. In connection with the transactions contemplated by this Agreement, VWC and WWC hereby grant to Cook Inlet, and Cook Inlet hereby accepts from VWC and WWC, the Exchange Rights. The terms and conditions of the Exchange Rights are set forth in this Article XI.

        11.2 Exchange Rights. The Exchange Rights shall be exercisable (an "Exchange") only on the following terms and only during the thirty (30) day Exchange Period described below:

               11.2.1 Cook Inlet may elect to exchange all, but not less than all, of Cook Inlet's Interest in the Company so that for each $65,000 of cash invested by Cook Inlet in the Company pursuant to Exhibit A on or before the Exchange Date, Cook Inlet shall receive one (1) share of VWC Common Stock, subject to Sections 11.3 and 11.4. No fractional shares shall be issued upon an Exchange, and in lieu thereof, Cook Inlet shall receive a cash payment equal to the product of (x) the fraction of a share of VWC Common Stock Cook Inlet would have otherwise been entitled to receive and (y) the average high and low trading price of VWC Common Stock as reported by the NYSE Composite Tape or the average bid and asked price of VWC Common Stock as quoted on the NMS, as appropriate, for each of the ten (10) consecutive trading days ending two (2) trading days immediately prior to the date on which the Exchange occurs.

               11.2.2 In the event that at the Exchange Date WWC directly or indirectly owns 50.01% or more of the voting securities of VWC or its successor, and further provided that VWC, or its successor, is unable to deliver, in accordance with Section 11.2.7 shares of VWC Common Stock prior to the Outside Delivery Date, then instead of the Exchange set forth in Section 11.2.1, WWC and VWC jointly and severally agree that Cook Inlet may instead elect an Exchange of all, but not less than all, of Cook Inlet's Interest in the Company such that for each $13.89 of cash invested by Cook Inlet in the Company pursuant to Exhibit A on or before the Exchange

Date, Cook Inlet shall receive one (1) share of WWC Common Stock, subject to Sections 11.3 and 11.4. No fractional shares shall be issued upon an Exchange, and, in lieu thereof, Cook Inlet shall receive a cash payment equal to the product of (x) the fraction of a share of WWC Common Stock Cook Inlet would have otherwise been entitled to receive and (y) the average high and low trading price of WWC Common Stock as reported by the NYSE Composite Tape or the average bid and asked price of WWC Common Stock as quoted on the NMS, as appropriate, for each of the ten (10) consecutive trading days ending two (2) trading days immediately prior to the date on which the Exchange occurs. In the event WWC Common Stock is delivered to Cook Inlet pursuant to this Section 11.2.2, such shares of WWC Common Stock shall be delivered in accordance with Section 11.2.7 hereof, substituting "WWC Common Stock" for "VWC Common Stock" thereunder.

               11.2.3 To cause an Exchange, Cook Inlet shall deliver an irrevocable written notice of the same (an "Exchange Notice") to VWC by 5:00 p.m. Pacific time on the 30th day from the Exchange Date (such thirty (30)-day period shall be "the Exchange Period"); provided that if as of such time on such 30th day Cook Inlet shall not have elected to cause the Exchange then the Exchange Rights for Cook Inlet shall then immediately terminate.

               11.2.4 If, immediately prior to an Exchange fewer than all of the Licenses have passed the period by which, under the FCC Rules, the Licenses may be held by a Person other than a Designated Entity, the Members shall form a new company (the "New Company" ), under the terms and conditions described below, and shall transfer, subject to the consent of the FCC, to the New Company all of the Licenses (and all corresponding assets, liabilities, capital accounts, and rights) other than the Licenses for which such period has run.

               11.2.5 The New Company shall be a limited liability company organized under the Act and shall be governed by a limited liability company agreement that is identical to this Agreement, except that the agreement shall provide that, in the event of any bona fide offer from a Third Party to purchase all or substantially all of the assets of the New Company or to purchase the interests in the New Company of any member of the New Company, VoiceStream shall have a right of first refusal to purchase, at eighty-five percent (85%) of the offer price included in the bona fide offer, such assets or interest. The New Company shall have materially the same contract rights as the Company.

               11.2.6 VWC, WWC and Cook Inlet agree to structure, to the extent reasonably possible, the Exchange in a way that is tax free to Cook Inlet, VoiceStream, VWC, and, if applicable, WWC. Such structure may include a stock exchange that includes the stock of a special purpose corporation holding the Interest of Cook Inlet; provided, however, that in doing so there are no negative tax or accounting attributes of such an Exchange that adversely impact VoiceStream, VWC, or WWC to a greater extent than would be experienced in a direct exchange for an Interest (other than the receipt of a carry over basis due to the tax free nature of the transaction), as determined in utmost good faith by VWC and WWC in their reasonable discretion.

               11.2.7 Upon receipt of an Exchange Notice during the Exchange Period, and if VWC Common Stock is listed or admitted for quotation on the NMS or the NYSE, then WWC and VWC agree that VWC shall issue to Cook Inlet, as soon as reasonably practicable but in any event no later than sixty (60) days following delivery of the Exchange Notice (the "Outside Delivery Date") the shares of VWC Common Stock issuable pursuant to Section 11.2.1, subject to Sections 11.3 and 11.4, provided that at the time of such issuance (i) such shares must be duly authorized, validly issued, fully paid and non-assessable and free and clear of all liens, claims and encumbrances or preemptive or similar rights, (ii) such shares must be delivered in compliance with Federal and state securities laws, (iii) such shares are subject to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act") covering the offer and sale of such shares by Cook Inlet (the "Registration Statement") from time to time in negotiated transactions, in market transactions or otherwise and (iv) such shares are registered or qualified for offer of sale by Cook Inlet under the securities or blue sky laws of such States as Cook Inlet shall reasonably request. VWC covenants and agrees that it shall (x) prepare and file with the Securities and Exchange Commission such amendments as may be necessary to keep the Registration Statement effective until the earlier of the date all of such shares have been sold by Cook Inlet or the date all of such shares are freely tradable without registration or restriction (under Rule 144(k) promulgated under the Securities Act or otherwise), but not before the expiration of the 90-day period referred to in
Section 4(3) of the Securities Act and Rule 174 promulgated thereunder, (y) cause each such state securities or blue sky registration or qualification to remain effective during the period the Registration Statement is required to be kept effective hereunder, and (z) cause the shares covered by the Registration Statement, by the date of the first sale by Cook Inlet thereunder, to be listed or admitted for trading on each securities exchange (or, if applicable, the NMS) on which VWC Common Stock is then listed or admitted for trading. In the event that it is not possible for VWC to deliver shares to Cook Inlet in accordance with the requirements of this Section 11.2.7, VWC shall enter into a Registration Rights Agreement in the form and substance of the agreement attached hereto as Exhibit D, which the parties hereby agree shall be amended to give Cook Inlet the benefit of the terms of any registration rights agreements entered into with other shareholders of VWC subsequent to the date of this Agreement and prior the date of the Exchange Notice, provided that no such amendment shall reduce or diminish any of the rights of Cook Inlet as set forth in the form attached hereto as Exhibit D.

        11.3 Increase or Combination of VWC or WWC Common Stock. If at any time VWC or WWC (a) pays a dividend or makes a distribution in shares of its capital stock or securities convertible or exchangeable for shares of its capital stock,
(b) issues by reclassification, or (c) subdivides (by any stock split, recapitalization or otherwise) one or more classes of its outstanding shares of VWC Common Stock or WWC Common Stock, into a greater number of shares, the exchange ratio in effect immediately prior to such increase shall be adjusted proportionately, and if VWC or WWC, as applicable, at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of common stock into a smaller number of shares, the exchange ratio in effect immediately prior to such combination shall be adjusted proportionately, in each case, to allow Cook Inlet the full benefit and effect of the increase or combination as if the Interest of Cook Inlet had been exchanged for VWC Common Stock or WWC Common Stock immediately prior to the increase or combination, as the case may be.

        11.4 Reorganization, Reclassification, Consolidation, Merger or Sale. VWC and WWC will not effect any Organic Change unless prior to the consummation thereof, the successor entity (the "Successor Entity") (if other than VWC or WWC) resulting from the Organic Change assumes by written instrument (in form and substance reasonably satisfactory to Cook Inlet) the obligation to deliver to Cook Inlet such cash, shares of stock, securities or assets or other consideration of Cook Inlet may be entitled to acquire hereunder. In addition, prior to such Organic Change, VWC or WWC, as the case may be, shall make appropriate provisions (in form and substance reasonably satisfactory to Cook Inlet) to insure that Cook Inlet continues to have the benefit of Sections 11.3 and 11.4 hereunder with respect to increases or combinations of the Successor Entity's securities or Organic Changes of such Successor Entity. In particular, VWC and WWC shall insure that at the Exchange Date Cook Inlet shall have the right to exchange its Interest for securities, assets or other consideration comparable to that which Cook Inlet would have received if Cook Inlet had effected the Exchange immediately prior to such Organic Change in accordance with the following:

               11.4.1 In the event that through the Organic Change the Successor Entity provides VWC or WWC shareholders with cash consideration, then the Successor Entity shall, upon a subsequent Exchange, pay to Cook Inlet that amount of cash Cook Inlet would have received if it had been a holder of VWC or WWC Common Stock, as the case may be, at the time of the Organic Change (the "Cash Consideration"), plus such amount of cash as is necessary to insure that Cook Inlet receives, upon such Exchange, interest on such amount at an annual rate equal to the yield, as of the date of the Organic Change, on the U.S. Treasury security with a maturity date as close as practicable to the Exchange Date plus 500 basis points (the "Guaranteed Rate") from the date of the Organic Change to the date of the Exchange; provided, that the Successor Entity shall establish and maintain, at its sole cost and expense, a letter of credit from a reputable financial institution on terms, each reasonably satisfactory to Cook Inlet (including without limitation Cook Inlet's ability to draw on such letter of credit upon delivery of appropriate notice to such financial institution) to secure the Successor Entity's obligation under this Section 11.4.1 to Cook Inlet upon any such Exchange, which letter of credit shall remain outstanding from the date of such Organic Change through the close of the Exchange Period. For example, if in the event of a VWC Organic Change, the Successor Entity provides VWC shareholders with XX Dollars of cash for every one (1) share of VWC Common Stock, then for each $65,000 of cash invested by Cook Inlet in the Company pursuant to Exhibit A on or before the Exchange Date, Cook Inlet shall receive XX Dollars upon an Exchange, plus interest accumulated on XX Dollars at the Guaranteed Rate from the date of the Organic Change to the Exchange Date.

               11.4.2 In the event that through the Organic Change the Successor Entity provides VWC or WWC shareholders with shares of stock, securities, assets or other non-cash consideration ("Non-cash Consideration") then the Successor Entity shall reserve for Cook Inlet such Non-cash Consideration in the amount that Cook Inlet would have received if it had been a holder of VWC or WWC Common Stock, as the case may be, at the time of the Organic Change. During the six
(6)-month period following the date of the Organic Change and during the thirty
(30)-day period beginning on the date that is two (2) years prior to the Exchange Date, Cook Inlet may elect (a "Cash Election") to cause Successor Entity, in lieu of reserving such Non-cash Consideration, to pay to Cook Inlet, upon a subsequent Exchange, an amount of cash equal to the fair market value of such Non-cash Consideration as of the date of the Cash Election, plus such amount of cash as is necessary to insure that Cook Inlet receives, on the date of such an Exchange, interest on such amount at the Guaranteed Rate from the date of the Cash Election to the date of such Exchange; provided, that the Successor shall establish and maintain, at its sole cost and expense, a letter of credit from a reputable financial institution on terms, each reasonably satisfactory to Cook Inlet (including without limitation Cook Inlet's ability to draw on such letter of credit upon delivery of appropriate notice to such financial institution) to secure the Successor Entity's obligation under this
Section 11.4.2, which letter of credit shall remain outstanding from the date of such Organic Change through the close of the Exchange Period. For example, if in the event of a VWC Organic Change the Successor Entity provides VWC shareholders with two (2) shares of Successor Entity stock for every one (1) share of VWC stock, then for each $65,000 of cash invested by Cook Inlet in the Company pursuant to Exhibit A on or before the Exchange Date, Cook Inlet shall have the right to receive two (2) shares of Successor Entity stock upon an Exchange with the option of requiring the Successor Entity to establish a letter of credit in accordance with the provisions hereof. Notwithstanding the foregoing, Cook Inlet shall not have a Cash Election with respect to Non-Cash Consideration received in certain Organic Changes described in a letter agreement between Cook Inlet and VWC dated as of this Agreement (the "Listed Transactions") and, in addition, with respect to the other Organic Changes specified in such letter agreement (the "Approved Acquisitions"), provided that with respect to the Approved Acquisitions, following such an Organic Change and for a period of one (1) year thereafter (a) a majority of the Board of Directors of the Successor Entity is comprised of individuals who were directors of VWC prior to such Organic Change or are otherwise reasonably acceptable to Cook Inlet, and (b) John Stanton is the Chairman of the Board of Directors of the Successor Entity.

               11.4.3 In the event that through the Organic Change the Successor Entity provides VWC or WWC shareholders with a combination of Non-cash Consideration and Non-cash Consideration, Section 11.4.1 shall apply to that portion of consideration that is Cash Consideration, and Section 11.4.2 shall apply to that portion of consideration that is Non-cash Consideration.

               11.4.4 In the event the Successor Entity is a Designated Entity (as defined by the FCC Rules) then the Exchange Date, and Cook Inlet's Exchange Rights pursuant thereto under this Agreement and in particular this Article 11, shall be accelerated to the later of (i) that date on which the Organic Change becomes effective and (ii) five (5) business days following the date

VWC has provided to Cook Inlet (a) notice that the Exchange Date is to be accelerated in accordance with this provision and (b) an opinion of counsel, which counsel and opinion shall be satisfactory to Cook Inlet, opining that the Successor Entity is a Designated Entity under the FCC Rules.

        11.5 Recapture of Bidding Credits and Acceleration of FCC Obligations. In the event that an Exchange results in either (a) the recapture by the FCC of any bidding credits or other discounts received by the Company with respect to the award of Licenses in connection with the Auction, or (b) the acceleration of any obligation or debt owed to the FCC in connection with the Auction, the Company solely shall be liable to the FCC for such amounts.

        11.6 Representations and Warranties. WWC and VWC jointly and severally represent and warrants to and covenant with Cook Inlet as follows:

               11.6.1 VWC is a corporation duly organized, validly existing and in good standing under the laws of Delaware. VWC has all requisite corporate power and authority and any necessary governmental approval to own, lease and operate its properties and to carry on its business as now being conducted or as proposed to be conducted following the Spin-Off (as defined in Section 11.6.4 below). VWC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. VWC has provided to Cook Inlet accurate and complete copies of its Certificate of Incorporation and Bylaws as currently in effect.

               11.6.2 As of the date hereof and at the date of the Spin-Off, the authorized capital stock of VWC consists of 50,000 shares of VWC Common Stock, $0.001 par value, of which 12,484 shares are currently issued and outstanding, and 10,000 shares of VoiceStream Preferred Stock, $0.001 par value, of which none is currently issued and outstanding. WWC owns 10,000 shares of VWC Common Stock and Hutchinson Telecommunications PCS (USA) Limited owns 2,484 shares of VWC Common Stock. No other capital stock of VWC Common Stock are duly authorized, validly issued, fully paid and non-assessable and free of preemptive or similar rights. As of the date hereof and at the date of the Spin-Off, there are no outstanding rights, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to any of the VWC Common Stock, and there is no authorized or outstanding security of any kind convertible into or exchangeable for any such VWC Common Stock.

               11.6.3 VWC has made available to Cook Inlet true and complete copies of its most recent audited financial statements and unaudited interim financial statements (the "Historical Financial Statements"), copies of which are attached hereto as Exhibit A. The Historical Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and present fairly, in all material respects, the consolidated financial position of VWC as at the dates thereof and the results of its operations and cash flows for the periods then ended subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments. Except as disclosed in writing to Cook Inlet, since December 31, 1997, VWC has conducted and will conduct its business only in the ordinary course and in a manner consistent with past practice and since such date, there has not been (i) any material adverse effect on the business, assets, financial condition, liabilities or results of operations of VWC, (ii) any material damage or loss to any material asset or property not covered by insurance, (iii) any change in accounting principles or practices, (iv) any revaluation of any material assets or liabilities other than in the ordinary course of business or (v) any entry by VWC into any commitment or transactions material to VWC (other than commitments or transactions entered into in the ordinary course of business).

               11.6.4 WWC currently intends to make a distribution of all of the shares of VWC stock owned by it to the holders of its Class A Common Stock and Class B Common Stock (the "Spin-Off"), subject to approval of the Board of Directors of WWC and other applicable approvals. VWC currently owns, and at the time of the Spin-Off will own, materially all of the assets, contracts, licenses and rights relating to the PCS business owned by WWC and its subsidiaries and affiliates.

        11.7 Restriction on Sale of VWC Securities. At any time prior to the Spin-Off, VWC may not issue to its existing shareholders or its or their Affiliates any shares of its capital stock or securities convertible or exchangeable for shares of its capital stock for less than $100,000 per share, in the case of VWC Common Stock, or for less than fair market value (measured taking into account a value of $100,000 per share for VWC Common Stock) for such other capital stock or securities.

        11.8 Inability to Provide an Exchange. Provided that Cook Inlet has performed all of its obligations under this Article and this Agreement, it shall be a breach of this Agreement by VoiceStream, VWC and, only to the extent
Section 11.2.2 is applicable, WWC, if Cook Inlet is unable to effect an Exchange, in accordance with the terms and conditions of this Article 11 and this Agreement. None of VoiceStream, VWC or WWC shall take any action or engage in any transaction that might reasonably be deemed to have the effect of frustrating Cook Inlet's right to consummate the Exchange upon the terms set forth in this Article XI.

                                   ARTICLE XII
                               GENERAL PROVISIONS

        12.1 Amendment of Agreement.

               12.1.1 Except as otherwise provided in this Section 12.1, this Agreement may be amended, in whole or in part, only with the unanimous written consent of the Class A Member and the Class B Member.

               12.1.2 The written consent of each Member adversely affected thereby shall be required for any amendment which would:

                      12.1.2.1 increase the obligation of such Member to make any contribution to the capital of the Company,

                      12.1.2.2 reduce the Capital Account of such Member other than in accordance with Article IV,

                      12.1.2.3 change the provisions of Articles III, IV, or XIII to alter any such Member's rights with respect to allocation of Profit and Loss or with respect to distributions.

               12.1.3 The unanimous written consent of all of the Members shall be required for any amendment that would cause the Company to cease to be a limited liability company under and pursuant to the Act or that would amend the provisions of this Section 12.1 for amending this Agreement.

               12.1.4 The Manager may without the consent of any other Members:

                      12.1.4.1 amend Exhibit A to reflect any change required to be made therein pursuant to this Agreement;

                      12.1.4.2 restate this Agreement together with any amendments hereto which have been duly adopted in accordance herewith, to incorporate such amendments in a single, integrated document;

                      12.1.4.3 amend this Agreement (other than with respect to the matters set forth in Sections 12.1.2 and 12.1.3) to effect compliance with any applicable law or regulation;

                      12.1.4.4 amend this Agreement to increase the representations, duties or obligations of the Manager or to surrender any right or power granted to the Manager herein; and

                      12.1.4.5 amend this Agreement to correct any printing, stenographic or clerical errors or omissions, in order that this Agreement shall accurately reflect the agreement among the Members hereto.

               12.1.5 The Manager shall give prior written notice of any proposed amendment to this Agreement to all of the Members, which notice shall set forth the text of the proposed amendment.

        12.2 Special Power-of-Attorney.

               12.2.1 Each Member hereby irrevocably makes, constitutes and appoints the Manager, acting singly, with full power of substitution, the true and lawful representative and attorney-in-fact of, and in the name, place and stead of such Member, with the power from time to time to make, execute, sign, acknowledge, swear to, verify, deliver, record, file and or publish:

                      12.2.1.1 any amendment to this Agreement which complies with the provisions of this Agreement (including the provisions of Section 12.1);

                      12.2.1.2 the Certificate of Formation and any amendment thereof required because this Agreement is amended, including, without limitation, an amendment to effectuate any change in the membership of the Company or in the Capital Contributions of the Members; and

                      12.2.1.3 all such other instruments, documents and certificates which, in the opinion of legal counsel to the Company, may from time to time be required by the laws of the United States of America, the state of Delaware, or any other jurisdiction in which the Company shall determine to do business, or any political subdivision or agency thereof, or which such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid and subsisting existence and business of the Company as a limited liability company.

               12.2.2 Each Member is aware that the terms of this Agreement permit certain amendments to this Agreement to be effected and certain other actions to be taken or omitted by or with respect to the Company without its consent. If an amendment of the Certificate of Formation or this Agreement or any action by or with respect to the Company is taken by the Manager in the manner contemplated by this Agreement, each Member agrees that, notwithstanding any objection that such Member may assert with respect to such action, the Manager is authorized and empowered, with full power of substitution, to exercise the authority granted above in any manner which may be necessary or appropriate to permit such amendment to be made or action lawfully taken or omitted. Each Member is fully aware that each Member will rely on the effectiveness of this special power-of-attorney with a view to the orderly administration of the affairs of the Company. This power-of-attorney is a special power-of-attorney and is coupled with an interest in favor of the Manager and as such:

                      12.2.2.1 shall be irrevocable and continue in full force and effect notwithstanding the subsequent death or incapacity of any party granting this power-of-attorney, regardless of whether the Company or the Manager shall have had notice thereof; and

                      12.2.2.2 shall survive the delivery of an assignment by a Member of the whole or any portion of its Interest in the Company, except that where the assignee thereof has been approved by the Manager for admission to the Company as a substituted Member pursuant to Article VI, this power-of-attorney given by the assignor shall survive the delivery of such assignment for the sole purpose of enabling the Manager to execute, acknowledge and file any instrument necessary to effect such substitution.

        12.3 Notices. Notices which may or are required to be given under this Agreement by any party to another shall be given by hand delivery, or by registered or certified mail, return receipt requested by reputable overnight delivery service or by facsimile. Notices shall be addressed to the respective parties hereto at their addresses as set forth on Exhibit A or to such other addresses as may be designated by any party hereto by notice addressed to the other parties. Notices shall be deemed to have been given when delivered by hand, on the date indicated as the date of receipt on the return receipt, two (2) business days after being sent by reputable overnight delivery service, and when acknowledged if sent by facsimile.

        12.4 Agreement Binding Upon Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, but the rights and obligations of the Manager hereunder shall not be assignable, transferable or delegable except as provided in Section
5.1.5 and Article VI, and any attempted assignment, transfer or delegation thereof which is not made pursuant to the terms of Section 5.1.5 and Article VI shall be void.

        12.5 Governing Law. This Agreement, and the rights of the Members hereunder, shall be governed by and construed in accordance with the laws of the state of Delaware, without regard to the conflict of laws rule thereof.

        12.6 Consents. Any and all consents, agreements or approvals provided for or permitted by this Agreement shall be in writing and a signed copy thereof shall be filed and kept with the books of the Company.

        12.7 Legends. If certificates for any Interest or Interests of the Company are issued that evidence an Interest in the Company, each such certificate shall bear such legends as may be required by applicable federal and state laws, or as may be deemed necessary or appropriate by the Manager to reflect restrictions upon transfer contemplated herein.

        12.8 Entire Agreement. This Agreement represents the entire agreement among the parties with respect to the transactions contemplated herein and supersedes all prior agreements, written or oral, with respect thereto. This Agreement may be amended only in accordance with Section 12.1. The captions are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

        12.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original hereof.

        12.10 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement; provided that the parties shall, in good faith, negotiate fair market-based compensation to any party which loses rights hereunder pursuant to such interpretation.

        12.11 Intended Compliance; Savings Clause. Notwithstanding anything in this Agreement to the contrary, if the possession or exercise of any right of the parties set forth in this

Agreement would cause the Company to violate any applicable laws, including, without limitation, any FCC Rules, as in effect from time to time, or result in an adverse regulatory action or ruling by the FCC, such right shall be deemed not to exist; provided that the Members shall, in good faith, negotiate fair market-based compensation to any party which loses any right hereunder pursuant to such right being deemed not to exist.

        12.12 Liability of Manager Limited to Assets. Under no circumstances will any director, officer, shareholder, member, manager, partner, employee, agent or Affiliate of the Manager have any personal responsibility for any liability or obligation of the Manager (whether on a theory of alter ego, piercing the corporate veil, or otherwise), and any recourse permitted under this Agreement or otherwise of the Members, any former Member or the Company against a Manager will be limited to the assets of the Manager as they may exist from time to time.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                    COOK INLET GSM, INC.


                                    --------------------------------------
                                    By:


                                    WESTERN PCS BTA I CORPORATION



                                    --------------------------------------
                                    By:




                                    VOICESTREAM WIRELESS CORPORATION


                                    --------------------------------------
                                    By:



                                    WESTERN WIRELESS CORPORATION


                                    --------------------------------------
                                    By:

                                    EXHIBIT A

                                     MEMBERS
                                       OF
                         COOK INLET/VOICESTREAM PCS, LLC
                                FEBRUARY 11, 1999


                                        MAXIMUM REQUIRED
MEMBER/ADDRESS                      CAPITAL CONTRIBUTION AMOUNT         PERCENTAGE
--------------                      ---------------------------         ----------
CLASS A MEMBER

COOK INLET
GSM, INC.                                    $35,000,000*                  50.1%

2525 "C" Street
Anchorage, Alaska 99503
Attn: Vice President
Telephone:     (907) 263-5149
Fax:           (907) 263-5181
Taxpayer ID Number:


CLASS B MEMBER

WESTERN PCS BTA I
CORPORATION                                  $50,000,000*                  49.9%

3650 131st Avenue SE
Bellevue, WA 98006
Attention:  General Counsel
Telephone:     (425) 586-8044
Fax:           (425) 586-8080
Taxpayer ID Number:


*       Capital Contributions shall be made in accordance with the following:

1. The first capital call shall be for $50,000,000, and each Member shall make a $25,000,000 capital contribution in response to such capital call.

2. If the Company determines that a second capital call is required, the second capital call shall be for $20,000,000, and each Member shall make a $10,000,000 capital contribution in response to such capital call.

3. If the Company determines that a third capital call is required, the Class B Member shall make a capital contribution in the amount of not more than $15,000,000 in response to such capital call.

4. In the event that capital contributions made by the Members exceed 110% of the cost of the acquired Licenses, the Manager shall return to the Members such capital contributions in excess of 110% of the cost of the acquired Licenses. The return of capital as provided in the foregoing sentence shall be made to each Member as follows:

        (a) in the event that total capital calls have exceeded $70,000,000, the Manager shall return capital to the Class B Member until the total of all remaining capital contributed equals $70,000,000

        (b) for the remainder of any capital to be returned to the Members, the Manager shall return capital to each Member in the same proportion as each Member contributed to the total capital contributions.

        Any return of capital to the Members pursuant to this paragraph shall not be considered a distribution in accordance with Article IV of the Agreement.

5. The amount of the initial contribution, or so much thereof as is made from time to time, of each Member shall be recorded by the Manager as a contribution to the capital of the Company at the time the same is made, but no capital contribution shall in any way affect the Member's Interest.

6. Each Member shall contribute capital to the Company at the times and in such amounts as may be called for by the Manager (subject to the provisions of this Exhibit A). In no event shall the Manager give less than three (3) business days' notice of a capital call.

                                    EXHIBIT B

                            CERTIFICATE OF FORMATION
                                       OF
                         COOK INLET/VOICESTREAM PCS, LLC

                                    EXHIBIT C

                                 INITIAL BUDGET

                                    EXHIBIT D

                      FORM OF REGISTRATION RIGHTS AGREEMENT